Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

RIDGELEY HOLDINGS, LLC, A DELAWARE LIMITED LIABILITY COMPANY,

WAM TECHNOLOGIES LLC, A FLORIDA LIMITED LIABILITY COMPANY,

PARVEZ MANSURI,

AND

MARK HECK

DATED OCTOBER 6, 2015

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

1.1.	Specified Definitions	1
1.2.	Other Terms	8
1.3.	Other Definitional Provisions	8

ARTICLE 2 PURCHASE AND SALE OF ASSETS		9

2.1.	Description of Purchased Assets.	9
2.1.1.	Machinery and Equipment	9
2.1.2.	Inventories	9
2.1.3.	Intangible Property	9
2.1.4.	Business Records	9
2.1.5.	Prepaid Items	9
2.1.6.	Contracts	9
2.1.7.	Insurance	9
2.1.8.	Receivables	9
2.1.9.	Cash	10
2.1.10.	Causes of Action	10
2.1.11.	Benefits of Non-Competes	10
2.1.12.	Other	10
2.2.	Retained Assets	10
2.3.	Reliance.	10

ARTICLE 3 ASSUMPTION AND NON-ASSUMPTION OF LIABILITIES		10

3.1.	Description of Assumed Liabilities	10
3.2.	Non-Assumption of Liabilities	11
3.3.	Liabilities With Respect to Personnel Matters	11
3.3.1.	Employees	11
3.3.2.	Unused Vacation	11
3.3.3.	Non-Assumption	12
3.3.4.	Employee Benefit Plans	12
3.3.5.	Unemployment Insurance	12
3.3.6.	Plan Participation	12

ARTICLE 4 PURCHASE PRICE AND PAYMENT		12

4.1.	Purchase Price.	12
4.2.	Payment of Purchase Price and Assumption of Assumed Liabilities	12
4.3.	Purchase Price Adjustments	12
4.4.	Uncollected Receivables	14
4.5.	Allocation of Purchase Price	14
4.6.	Withholding Tax and Tax Payments	14

ARTICLE 5 THE CLOSING		14

5.1.	The Closing	14
5.2.	Closing Date	14
5.3.	Deliveries by Seller and Owner	15
5.4.	Deliveries by Purchaser	15

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNER		15

6.1.	Due Organization and Authority; Subsidiaries	15
6.2.	Qualification	16
6.3.	Organizational Documents and Seller Records	16
6.4.	Financial Statements	16
6.5.	Authority to Execute and Perform Agreement	16
6.6.	Absence of Certain Liabilities	16
6.7.	Absence of Certain Changes or Events	16
6.8.	Title to Assets and Properties; Condition	18

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6.9.	Permits and Licenses	18
6.10.	Intellectual Property	18
6.11.	No Conflict of Interest	20
6.12.	Labor Relations; Officers and Employees.	20
6.13.	Employee Benefits	21
6.14.	Environmental Matters	21
6.15.	Taxes.	22
6.16.	Legal Proceedings	22
6.17.	Material Contracts.	22
6.18.	Compliance with Laws, Certifications	23
6.19.	Security and Data Breaches.	24
6.20.	Insurance.	24
6.21.	Fees or Commissions	24
6.22.	Illegal Payments.	24
6.23.	Inventories	25
6.24.	Real Property	25
6.25.	Receivables.	25
6.26.	Disclosure.	25

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF PURCHASER		25

7.1.	Organization	25
7.2.	Authority to Execute and Perform Agreement	26
7.3.	Fees or Commissions	26
7.4.	Orders.	26

ARTICLE 8 COVENANTS		26

8.1.	Conduct of the Business	26
8.2.	Examinations and Investigations, Confidentiality Agreement	27
8.3.	Certain Filings, Consents and Action	27
8.4.	Public Announcement.	27
8.5.	Acquisition Proposals	27
8.6.	Further Assurances.	28
8.7.	Proration of Expenses	28
8.8.	Financial Information	28
8.9.	Third Party Consents	28
8.10.	Bulk Sales Law.	28
8.11.	Cessation of Use of Names; Telephone; Domain Names.	28
8.12.	Cooperation in Preparation of Certain Financial Information	28
8.13.	Tax Cooperation	29
8.14.	Access to Records	29
8.15.	No Dissolution	29

ARTICLE 9 CONDITIONS TO OBLIGATIONS OF PURCHASER		29

9.1.	Representations and Warranties True as of the Closing Date	29
9.2.	Performance by Seller and Owner	29
9.3.	Authority.	29
9.4.	Consents	29
9.5.	Assumed Contracts and Assigned Rights	29
9.6.	Owned Intellectual Property	29
9.7.	Absence of Litigation	29
9.8.	No Material Adverse Change	30
9.9.	Title.	30
9.10.	Restrictive Covenants Agreements	30
9.11.	Certificate of Indebtedness.	30
9.12.	Discharge of Liens	30
9.13.	Other Agreements	30
9.14.	Escrow Agreement	30
9.15.	Due Diligence	30
9.16.	Pending Litigation.	30

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9.17.	Proceedings and Documents Satisfactory.	30
9.18.	Transitions Services Agreements	30

ARTICLE 10 CONDITIONS TO OBLIGATIONS OF SELLER		31

10.1.	Representations and Warranties True as of the Closing Date	31
10.2.	Performance by Purchaser.	31
10.3.	Authority	31
10.4.	Absence of Litigation	31
10.5.	Other Agreements	31
10.6.	Escrow Agreement	31
10.7.	Proceedings and Documents Satisfactory	31

ARTICLE 11 INDEMNIFICATION		31

11.1.	Survival of Representations and Warranties; Remedies	31
11.2.	Indemnification by Seller and Owner	32
11.3.	Indemnification by Purchaser	32
11.4.	Indemnification Procedures	32
11.5.	Method and Manner of Paying Indemnity Claims; Escrow Release	33
11.6.	Limitations on Indemnification.	33
11.7.	Exclusive Remedy	34

ARTICLE 12 TERMINATION		34

12.1.	Termination of Agreement	34
12.2.	Rights upon Termination.	34

ARTICLE 13 CONFIDENTIALITY AND RESTRICTIVE COVENANTS		35

13.1.	Confidential Information	35
13.2.	Agreement Not To Disclose Confidential Information.	35
13.3.	Agreement Not To Interfere With Relationships	35
13.4.	Non-Competition	35
13.5.	Agreement Not To Solicit Employees	35
13.6.	Enforceability	35

ARTICLE 14 MISCELLANEOUS		36

14.1.	Benefit and Assignment	36
14.2.	Governing Law	36
14.3.	Waiver of Jury Trial	36
14.4.	Expenses and Taxes.	36
14.5.	Counterparts.	36
14.6.	Headings	36
14.7.	Amendment, Modification and Waiver	36
14.8.	Entire Agreement	37
14.9.	Seller’s, Owner’ and Purchaser’s Acknowledgment	37
14.10.	Notices	37
14.11.	Disclaimer of Warranties	37
14.12.	Financing Sources	37

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of the 6th day of October, 2015, by and among Ridgeley Holdings, LLC, a Delaware limited liability company (“Purchaser”), WAM Technologies, LLC, a Florida limited liability company (“Seller”), Parvez Mansuri (“Mansuri”) and Mark Heck (“Heck”) (Mansuri and Heck are sometimes collectively referred to as the “Owners”).

Background Information

A. Seller wishes to sell substantially all of its assets related to and used in the business conducted by Seller, including its business of offering hardware, software and services for the remote wireless management and control of refrigerated containers and ancillary equipment (the “Business”), as well as to arrange for the sale of certain other assets owned or held by Affiliates (as defined below) of Seller that are also used in the Business, and Purchaser wishes to purchase such assets.

B. Mansuri, Heck, the Samanator Trust fbo Mark Heck, and the Samanator Trust fbo Trisha Heck, directly or indirectly, own or control, 100% of the issued and outstanding equity interests of Seller.

Statement of Agreement

In consideration of the foregoing premises and the mutual covenants of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Specified Definitions. As used in this Agreement, the following capitalized terms have the meanings specified below:

“Acquisition Proposal” shall have the meaning set forth in Section 8.5.

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, control of a Person means the possession of the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Asset Sale” means the sale of the Purchased Assets to Purchaser at the Closing in accordance with the terms and conditions of this Agreement.

“Assigned Rights” shall have the meaning set forth in Section 2.1.11.

“Assigned Receivables” shall have the meaning set forth in Section 4.4.1.

“Assumed Contracts” shall have the meaning set forth in Section 2.1.6.

“Assumed Liabilities” shall have the meaning set forth in Section 3.1.

“AT&T Contract” means that certain Supply Agreement No. . 20100511.028.C, between Seller and AT&T Services, Inc., dated as of April 28, 2010, as amended through the date of the 5th amendment thereof provided to Purchaser.

“Balance Sheet” shall have the meaning set forth in Section 6.4.

“Balance Sheet Date” shall have the meaning set forth in Section 6.4.

“Benefit Arrangement” means a written plan, program, agreement, arrangement or practice providing for bonuses, incentive compensation, deferred compensation, vacation pay, severance pay, restricted stock, stock options, tuition reimbursement or any other material perquisite or employee benefit (other than a Plan) maintained or sponsored by Seller for the benefit of employees employed in the Business.

“Business” shall have the meaning specified in the Background Information.

“Carry-Over Days” shall have the meaning specified in Section 3.3.2.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et. seq., as amended, and the rules and regulations promulgated thereunder.

“Certificate of Indebtedness” shall have the meaning set forth in Section 9.11.

“Claims” shall have the meaning specified in Section 6.16.

“Closing” shall have the meaning specified in Section 5.1.

“Closing Cash Amount” shall have the meaning specified in Section 4.2.1.

“Closing Date” shall have the meaning specified in Section 5.2.

“Closing Date Net Working Capital” shall have the meaning specified in Section 4.3.4.

“Closing Accounts Receivable” shall have the meaning specified in Section 4.4.1.

“COBRA” shall have the meaning specified in Section 6.13.9.

“Code” means the Internal Revenue Code of 1986, as amended or re-codified, and regulations promulgated thereunder.

“Confidential Information” shall have the meaning specified in Section 13.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Seller and Purchaser effective as of October 27, 2014.

“Contracts” means and includes (i) all contracts, binding purchase orders, licenses, leases, indentures, deeds, instruments, joint venture, environmental indemnity and other agreements, commitments and all other legally binding arrangements, and (ii) without limitation of clause (i), all legally binding and bids, quotations, proposals or other offers (whether oral or written), but in any event excluding Permits, Plans, Benefit Arrangements and any contract relating to any Indebtedness.

“Current Employees” shall have the meaning specified in Section 3.3.1.

“Developed Software” shall have the meaning specified in Section 6.10.6.11.

“Documentation” means user guides, manuals, and written instructions for the Software, and any other written materials in any media that explain how the Software runs.

“Drop Dead Date” has the meaning set forth in Section 12.1.2.

“Due Diligence” shall have the meaning specified in Section 8.2.

“Employee” means any person receiving salary, wages, or other compensation from Seller to whom Seller is required to issue a Form W-2.

“Environmental Claim” means any notice, claim, demand or other communication (collectively, a “claim”) alleging or asserting Liability for Remedial Action costs, damages to natural resources or other property, personal injuries, fines or penalties, arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Substance, in, on or under any property, whether or not owned, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law including, without limitation, violation of a Permit or failure to obtain a Permit.  The term “Environmental Claim” shall include, without limitation, any claim by any Governmental Authority for enforcement, Remedial Action or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Substances in, on or under any property, whether or not owned, or arising from actual or alleged injury or threat of injury to property, health, safety or the environment in relation to Hazardous Substances in, on or under any property, whether or not owned.

“Environmental Law” means any past or present Law, Order or common law relating to the protection of the environment, natural resources, human health or safety, such as the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq., as amended; the Resource Conservation and Recovery Act 42 U.S.C. §§ 6901 et seq., as amended; the Clean Water Act, 33 U.S.C. §§  1251 et seq., as amended; the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., as amended,; and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended.

“Environmental Liability” means and includes, with respect to any Person, (i) any Liability of such Person, whether now existing or hereafter arising at any time, (x) under any Environmental Law or under any Permit issued pursuant to any Environmental Law (including without limitation for any violation or alleged violation of any such Environmental Law or Permit), or (y) without limitation of the generality of subclause (x), in connection with any Remedial Action, and (ii) without limiting the generality of clause (i), any Environmental Claim made against such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Erroneous Party” shall have the meaning specified in Section 4.3.4.

“Escrow Agent” shall mean Computershare Trust Company N.A.

“Escrow Agreement” shall have the meaning specified in Section 9.14.

“Escrow Amount” shall mean One Million Sixty-Two Thousand Five Hundred Dollars ($1,062,500).

“Estimated Net Working Capital” shall have the meaning specified in Section 4.3.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations promulgated thereunder.

“Final Adjustment” shall have the meaning specified in Section 4.3.5.

“Final Closing Statement” shall have the meaning specified in Section 4.3.3.

“Financial Statements” shall have the meaning specified in Section 6.4.

“Financing” shall mean any financing entered into by Purchaser some or all of which may be used to finance all or any portion of the purchase of the Purchased Assets.

“Financing Sources” shall mean each person that has committed to provide or otherwise is entering into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, including (without limitation) any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or affiliate and their respective successors and assigns.

“Fundamental Representation” shall mean any representation or warranty made by Seller and Owners in Sections 6.1 (Due Organization and Authority; Subsidiaries.), 6.5 (Authority to Execute and Perform Agreement.), 6.8.1 (Title to Assets and Properties; Condition.), Section 6.10 (Intellectual Property.), 6.13 (Employee Benefits.), Section 6.15 (Taxes), and Section 6.17 (Material Contracts).

“GAAP” means United States generally accepted accounting principles.

“General Representation and Warranty Cap” shall have the meaning specified in Section 11.6.2.

“General Representation and Warranty Losses” shall have the meaning specified in Section 11.6.

“Governmental Authority” means any agency, board, bureau, court, commission, department, instrumentality or administration of any foreign government, the United States government, the government of any state, province, district, territory or possession of the United States or any other country and any local or other governmental body or any political subdivision of any of the foregoing.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form, urea formaldehyde foam insulation, and polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “solid wastes,” “wastes” or words of similar import under any Environmental Law; and (iii) any other chemical or other material or substance, for which handling, disposal, treatment, storage, transportation, release, exposure to, or presence or migration is now or hereafter prohibited, limited or regulated by, or would result in liability pursuant to, any Environmental Law.

“Indebtedness” of any Person, means, without duplication:  (i) the principal of and interest upon and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accounts payable, and other current liabilities, of such Person arising in the ordinary course of business of such Person); (iii) all obligations of such Person as a lessee under leases for equipment or Leased Real Property; and (iv) all obligations of the type referred to in clauses (i) through (iii) of any third party for the payment of which such Person is responsible or liable, directly or indirectly, whether as an obligor, guarantor or in some other similar capacity.

“Indemnified Amount” shall have the meaning specified in Section 11.5.1.

“Indemnified Party” shall have the meaning specified in Section 11.4.1.

“Indemnifying Party” shall have the meaning specified in Section 11.4.1.

“Indemnity Claim” shall have the meaning set forth in Section 11.4.1.

“Independent Accounting Firm” shall have the meaning specified in Section 4.3.4.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all domestic and foreign patents, patent applications, and patent disclosures and licenses to patents owned by others, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith and licenses to copyrights owned by others, (iii) all trade secrets and confidential business information (including ideas and research and development results that have been reduced to writing, as well as know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, bills of material, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (iv) all trademarks, service marks, trade dress, logos, trade names, internet domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (v) all Software and licenses to Software owned by others, (vi) all Technology and all intellectual property rights arising from or in respect thereof, and (vii) all copies and tangible embodiments thereof (in whatever form or medium); together with the goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under applicable Laws including the right to sue for, collect damages, settle and release claims for past, present, and future infringement, including without limitation, the right to sue to enjoin infringement, and (viii) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) – (vii) above.

“Interim Balance Sheet” shall have the meaning specified in Section 6.4.

“Interim Balance Sheet Date” shall have the meaning specified in Section 6.4.

“Interim Financials” shall have the meaning specified in Section 6.4.

“Initial Closing Statement” shall have the meaning specified in Section 4.3.1.

“Inventories” shall have the meaning specified in Section 2.1.2.

“Key Employees” means each of Michael Dempsey, Sean Maguire Al Tama, Mike Hansen, Madhavi Banda, Praveen Kumar Gaddam and Ramakrishna VSK Kavirayani.

“Law” means any law, statute, rule, regulation, ordinance, policy, guidance, common law or other pronouncement having the effect of law of any Governmental Authority, in effect from time to time.

“Lease Receivables” means all accounts and rights to receive payment pursuant to Assumed Contracts involving the lease of products and services by Seller that are to be paid over a multi-month period and have not yet been invoiced to customers.

“Leased Real Property” means each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with any associated leasehold improvements).

“Liabilities” means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent, known or unknown, of such Person, whether accrued, vested or otherwise, whether in contract, tort (including without limitation toxic tort), strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person’s balance sheets or other books and records.

“Licenses In” shall have the meaning specified in Section 6.10.2.

“Licenses Out” shall have the meaning specified in Section 6.10.3.

“Lien” means any pledge, mortgage, security interest, charge against, encumbrance, or lien upon any of the Purchased Assets or upon the income or profits therefrom, in each case to secure payment of any Indebtedness or debt or performance of any obligation.

“Losses” means any and all claims, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein); and any reasonable costs and expenses, including, without limitation, attorney’s and other advisors’ fees and disbursements.

“Machinery and Equipment” shall have the meaning specified in Section 2.1.1.

“Mark-It” shall mean Mark-It Services, Inc., a Pennsylvania corporation.

“Material Adverse Change” means any material adverse change in the financial condition, assets, liabilities, results of operations or prospects of the Business.

“Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities, results of operations, or prospects of the Business.

“Material Contracts” shall have the meaning specified in Section 6.17.3.

“Multiemployer Plan” means a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA which is maintained, sponsored or contributed to by Seller for the benefit of any employee employed in the Business.

“Net Lease Receivables” means Lease Receivables adjusted downward for present value using the discount rate specified in Section 1.3.3.  This downward adjustment is also called unearned interest income.

“Net Working Capital” means, (i) the current assets included in the Purchased Assets (which exclude any current assets which are Retained Assets), minus (ii) the current liabilities included in the Assumed Liabilities (which exclude any current liabilities which are Retained Liabilities), minus (iii) long term deferred revenues, if any, and in each of (i), (ii) and (iii) all calculated in accordance with GAAP.   For the avoidance of doubt, it is agreed that Purchaser will not assume the current portion of any long term debt or any royalties payable. The Net Working Capital will be used to calculate the Target Net Working Capital amount which amount will be adjusted, if applicable by the Restatement Contingency.

“Object Code” means the machine language readable format of the Software together with any modifications, enhancements, upgrades, updates, additions and derivatives thereof.

“OFAC Regulations” shall have the meaning specified in Section 6.18.4.

“Order” means any writ, judgment, decree, injunction or similar order or binding settlement of or with any Governmental Authority, in each case whether preliminary or final.

“Ordinary Course of Business” means in the ordinary course of the Business consistent with past practice (including with respect to quantity and frequency); however, for the avoidance of any doubt, any costs of accounting, legal, financial and other third party consultants incurred in connection with the transactions contemplated by this Agreement shall not be considered costs incurred in the Ordinary Course of Business.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is not a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Owned Intellectual Property” means Intellectual Property and rights therein owned by Seller, used by Seller in the operation of the Business, or within the scope of the Other Business Assets.

“Owners” shall have the meaning set forth in the Preamble.

“Pending Litigation” shall mean StarTrak Information Technologies, LLC v. Mark-It Services, Inc. and WAM Technologies, LLC, Civil Action No. 3:14-CV-384-REP, filed May 30, 2014, in the U.S. District Court for the Eastern District of Virginia.

“Permit” means any permit, license, franchise, approval and authorization issued or granted by a Governmental Authority.

“Permitted Liens” means (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or being contested in good faith by appropriate proceedings, and (ii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar liens arising or incurred in the Ordinary Course of Business which secure the payment of Assumed Liabilities which are not past due or are being contested in good faith by appropriate proceedings.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

“Plan” means any “employee benefit plan” as such term is defined in Section 3(3) of ERISA other than a Multiemployer Plan, (a) which is maintained by Seller; (b) to which Seller contributes or is obligated to contribute on behalf of employees employed in the Business; (c) for the benefit of any employee employed in the Business, or (d) with respect to which Seller has or may reasonably be expected to have any Liabilities.

“Pre-Closing Tax Periods” means taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Prepaid Items” shall have the meaning specified in Section 2.1.5.

“Products” means all items or services currently sold or offered for sale by Seller as of the Closing Date.

“Proposed Contracts” shall have the meaning set forth in Section 6.17.2.

“Purchase Price” shall have the meaning specified in Section 4.1.

“Purchase-Price Limited Losses” shall have the meaning specified in Section 11.6.

“Purchased Assets” means the assets, properties and interests described in Section 2.1, to be sold, conveyed, transferred, assigned, set over and delivered to Purchaser at the Closing pursuant to the terms of this Agreement.

“Purchaser” shall have the meaning specified in the Preamble.

“Purchaser Indemnified Party” means Purchaser and its Affiliates, and their respective officers, directors, employees, representatives, agents, successors, and assigns (acting in their capacity as such).

“Purchaser’s Proposed Calculations” shall have the meaning specified in Section 4.3.4.

“Real Property Leases” shall have the meaning specified in Section 6.24.2.

“Receivables” shall have the meaning specified in Section 2.1.8.

“Release” means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape, and includes any “release” as defined in CERCLA.

“Remaining Disputed Items” shall have the meaning specified in Section 4.3.4.

“Remedial Action” means any action to clean up, investigate, monitor, abate, transport, remove, treat or in any other way address or respond to any Hazardous Substances.

“Restatement Contingency” shall mean that the independent certified public accountants of Purchaser have determined and advised the Purchaser that the accounts of Seller that were used to determine the Target Net Working Capital amount under the letter of intent, dated April 29, 2015, between Purchaser and Seller must be restated or reclassified so as to be in accordance with GAAP, and in which case the Target Net Working Capital Amount shall be determined by reference to the March 31, 2015 unaudited financial statements of Seller as so restated and reclassified in accordance with GAAP; provided that if any such restatement is necessary then (i) any adjustment with respect to deferred revenue resulting solely from revenue recognition methodology changes will be eliminated from the determination of Target Net Working Capital and the Closing Date Net Working Capital at Closing; and (ii) any restatement adjustments necessary for treatment of 6,000 annual hours under the AT&T Contract would apply to the determination of both the Target Net Working Capital amount and the Closing Date Net Working Capital amount.

“Restricted Business” means the business of offering hardware, software and wireless data services for the remote wireless management and control of refrigerated containers and ancillary equipment, including generator sets, chassis, trailers, rail cars and nose mounted refrigerated assets.  It is understood that the Owners and their Affiliates (other than the Seller) are engaged in the business of global asset and shipment management services (which includes but is not limited to monitoring, control, protection and maintenance services), and related software and data analytics services which utilize third party wired or wireless data services (including but not limited to those of Seller), as currently conducted, and that such business activities of the Owners and their Affiliates (other than Seller and Seller’s wireless data service and portal) are not within the scope of the Restricted Business, as currently conducted.

“Retained Assets” shall have the meaning specified in Section 2.2.

“Retained Contracts” shall have the meaning specified in Section 2.1.6.

“Retained Liabilities” shall have the meaning specified in Section 3.2.

“Retained Records” shall have the meaning specified in Section 2.2.2.

“Schedules” means the disclosure schedules delivered to Purchaser in connection herewith.

“Securities Act” means the Securities Act of 1933, as amended from time to time, including the rules and regulations promulgated thereunder.

“SEC” shall mean the Securities and Exchange Commission.

“Seller” shall have the meaning specified in the Preamble.

“Seller Indemnified Party” means Seller, Owners and their respective Affiliates, officers, directors, employees, representatives, agents, successors, and assigns (acting in their capacity as such).

“Seller’s Knowledge” or the “Knowledge of Seller” means matters actually known, or which would have been known after reasonable inquiry in the normal course of business by Mansuri, Heck or Sean Maguire.

“Seller’s Proposed Calculations” shall have the meaning specified in Section 4.3.4.

“Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation including  the Documentation, Object Code, and Source Code.

“Source Code” for Software means the source code programming statements and instructions written by the programmer(s), including comments, remarks, and any other documentation embedded within the source code, that are in human readable form and not yet compiled into machine language, in electronic media or hard copy form and related programmer-level documentation for the computer programs that are sufficient to enable a competent programmer to understand all details pertaining to the algorithms embodied in the operation of the computer programs and other proprietary technology, together with any modifications, enhancements, additions, upgrades, updates and derivatives thereof.

“Subsidiary” means, as to any specified Person, another Person, where an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such specified Person.

“Target Net Working Capital” means One Hundred Sixty Thousand Dollars ($160,000), as such amount is adjusted, if at all, as a result of the Restatement Contingency.

“Tax” means all federal, state, local, foreign and other income, gross receipts, commercial activity, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all designs, formulas, algorithms, procedures, techniques, ideas reduced to writing, know-how, Software, programs, models, routines, databases, tools, inventions, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.

“Territory” means North America.

“Third Party Claim” shall have the meaning specified in Section 11.4.2.

“Transferred Employees” shall have the meaning specified in Section 3.3.1.

“Warranty Deduction” shall have the meaning specified in Section 3.1.3.

“Xirgo Contract” shall mean that certain Joint Development and License Agreement, between Seller and Xirgo Technologies, Inc., dated as of March 13, 2014.

1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3. Other Definitional Provisions. The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.3.1. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

1.3.2. The terms “dollars” and “$” shall mean United States dollars.

1.3.3. As used herein: (i) the phrases “date of this Agreement” and “date hereof” and any other phrases of similar import shall mean the date that first appears in the Preamble at the top of page 1 of this Agreement; (ii) unless the context otherwise requires, the word “or” is not exclusive; (iii) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; and (iv) unless the context otherwise requires, references to Articles, Sections, Schedules, and Exhibits mean the articles and sections of, and schedules and exhibits attached to, this Agreement.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1. Description of Purchased Assets.  On the terms and subject to the conditions herein expressed, Seller shall sell, convey, transfer, assign, set over and deliver (or cause to be sold, conveyed, transferred, assigned, set over and delivered) to Purchaser on the Closing Date, and Purchaser shall purchase and accept, (i) all of the assets, rights and interests (except the Retained Assets hereinafter described and defined in Section 2.2 below) owned, possessed or operated by Seller, tangible and intangible, of every kind, nature and description, and wheresoever situated (collectively, “Seller Assets”), and (ii) those specific assets, rights and interests (except the Retained Assets hereinafter described and defined in Section 2.2 below) owned, possessed or operated by Mark-It that are used or intended for use exclusively or primarily in the Business, tangible and intangible, of every kind, nature and description, and wheresoever situated (collectively, “Other Business Assets”; Seller Assets and Other Business Assets are referred to collectively as the “Purchased Assets”), and as to each of the foregoing clauses (i) or (ii), whether or not any of such assets, rights or interests are carried or reflected on the books of Seller as of the time of assignment, transfer and conveyance to Purchaser, and which assets, rights and interests shall, include, without limitation, the following:

2.1.1. Machinery and Equipment. All assets used in the Business  that consist of machinery, equipment, vehicles, computers and computer hardware, product testing equipment, office furniture, trade fixtures, leasehold or other improvements to real property and other fixed or tangible assets (the “Machinery and Equipment”);

2.1.2. Inventories. All assets used in the Business  that consist of inventories, including without limitation merchandise, raw materials, work in process, finished goods, supplies, component parts, including such items in the possession of contract manufacturers or other third parties that are properly segregated, production and office supplies, stationery and other imprinted material, marketing and promotional materials (whether stored electronically or electromagnetically, in written form or otherwise) existing on the Closing Date (the “Inventories”);

2.1.3. Intangible Property. All assets used in the Business  that consist of Owned Intellectual Property, all rights in internet web sites and internet domain names, all computer files of information stored electronically or electromagnetically including those stored in memory or on discs or other repositories, the right to receive mail and other communications and shipments of merchandise addressed to Seller, all of Seller’s right, title and interest in the names “WAM Technologies” and “WAM” (and any variants thereof) and the goodwill associated therewith, and the right to telephone numbers which relate to the Business;

2.1.4. Business Records. All assets used in the Business  that consist of data and records related to the Business, wherever located and whether in tangible or electronic form, including but not limited to lists of past, present and prospective customers and records, data and information pertaining thereto which were or are used, usable or intended for use in the operation of the Business, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and databases, files and records relating to the Transferred Employees, but excluding the Retained Records;

2.1.5. Prepaid Items. All assets used in the Business  that consist of deposits delivered to third parties by Seller with respect to the Business (including without limitation those in respect of any lease of real or personal property of the Business) or advances paid by Seller with respect to the Business, including without limitation deferred charges and other prepaid items (the “Prepaid Items”);

2.1.6. Contracts. All assets used in the Business  that consist of rights and benefits of or in favor of Seller, as the case may be, resulting or arising from any Contracts (including, for the avoidance of doubt, binding purchase orders) or Permits of Seller, regardless of when accruing or accrued, including but not limited to those listed on Exhibit 2.1.6(a) (“Assumed Contracts”), except that any Contract which cannot be transferred or assigned without the consent of a Governmental Authority or other third party which consent Seller has not obtained prior to Closing as provided in Section 5.3.11 shall be treated as provided in Section 8.9; and except for rights under Contracts listed on Exhibit 2.1.6 (b) (“Retained Contracts”);

2.1.7. Insurance. All assets used in the Business  that consist of insurance proceeds, and any rights thereto, paid before the Closing or payable to Seller after the Closing Date pursuant to any contract of insurance as a result of damage to or loss of any of the assets owned or operated by Seller that are to be, or in the absence of loss would otherwise have been, sold to Purchaser hereunder, but only if such damage or loss results from an occurrence prior to the Closing and only to the extent such assets are not replaced at Seller’s expense prior to the Closing;

2.1.8. Receivables. All assets used in the Business  that consist of accounts and rights to receive payment (commonly referred to as accounts receivable), including without limitation accounts arising from the sale of products and Inventories, payments under any Contract (including lease Contracts) and any other accounts, in each case which arise or have arisen out of the operation of the Business (collectively the “Receivables”);

2.1.9. Cash. All assets used in the Business  that consist of or are in the nature of cash, cash equivalents and short-term investments.

2.1.10. Causes of Action. All assets used in the Business  that consist or are in the nature of rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of Seller to the extent relating to the Purchased Assets or Assumed Liabilities, or the Business, including rights under guarantees, warranties, indemnities and similar rights in favor of Seller;

2.1.11. Benefits of Non-Competes. All assets used in the Business  that consist of the benefits of and the rights to enforce the confidentiality, non-competition and non-solicitation covenants under Contracts with current or former employees of or consultants to the Business, including but not limited to the Current Employees who do not become Transferred Employees (the “Assigned Rights”); and

2.1.12. Other Assets and Interests. Except for the Retained Assets, all assets used in the Business  that consist of all other interests to which Seller has any right by ownership, use or otherwise, or in which Seller has a conveyable or assignable interest on the Closing Date and the proceeds of any thereof.

2.2. Retained Assets. Notwithstanding anything to the contrary contained in Section 2.1 above, the Purchased Assets exclude the following assets, which shall be retained by Seller (the “Retained Assets”):

2.2.1. Seller’s rights and proceeds under this Agreement and any agreements, certificates, or instruments to be executed hereunder;

2.2.2. Seller’s organizational documents, member records, agreements or instruments governing the internal affairs between Seller and its members, Plan records and files, databases and files and records relating to employees or personnel matters (except those relating to Transferred Employees) and all Tax Returns of Seller together with the records relating thereto (the “Retained Records”);

2.2.3. Seller’s rights to and claims for any income and franchise tax refunds and refunds of other Taxes paid prior to the Closing regardless of the timing of filing of any related Tax Return;

2.2.4. All assets of, and rights in connection with, the Plans;

2.2.5. Except to the extent otherwise provided in Section 2.1.7, all insurance policies and rights thereunder, including all insurance proceeds which Seller has a right to receive based upon events, circumstances or occurrences prior to the Closing;

2.2.6. All rights, claims and causes of action relating to any Retained Asset or any Retained Liability; and

2.2.7. Those assets listed on Exhibit 2.2.7, which shall include, for the avoidance of doubt, the software program commonly referred to as “Reefer Watch” (including all intellectual property embodied therein, whether or not patentable or copyrightable) that is owned by Refrigerated Transport Technologies, LLC and that is not used in the Business.

2.3. Reliance. Purchaser’s purchase of the Purchased Assets is made in full reliance upon Seller’s and Owners’ representations, warranties and covenants contained in this Agreement, including, without limitation, Seller’s and Owners’ warranties and representations set forth in Article 6 hereof.

ARTICLE 3

ASSUMPTION AND NON-ASSUMPTION OF LIABILITIES

3.1. Description of Assumed Liabilities. On the terms and subject to the conditions of this Agreement, Purchaser shall assume as of the Closing Date, and agree to pay and discharge in due course thereafter, and otherwise to perform in accordance with their requirements, the following, and only the following, debts, liabilities and obligations of Seller (the “Assumed Liabilities”) but only to the extent they are not Retained Liabilities:

3.1.1. trade payables, accounts payable, accrued expenses, and other current liabilities arising out of, accruing or resulting from the operation of the Business, the sale of products, or the use, ownership or operation of the Purchased Assets, in each case prior to the Closing Date, but only to the extent that such current liabilities were incurred in the Ordinary Course of Business and are included in the calculation of the Closing Date Net Working Capital;

3.1.2. obligations accruing after the Closing Date in respect of the Assumed Contracts which are assigned and transferred to, and assumed by, Purchaser at Closing (other than Liabilities arising out of or relating to a pending or actual breach of or default by Seller under any Assumed Contract occurring prior to the Closing Date);

3.1.3. obligations to the Seller’s customers under written warranty agreements in the forms included in customer Contracts listed in Schedule 6.17.4 given by the Seller to its customers in the Ordinary Course of Business prior to the Closing Date in connection with sales of Products; provided however, that if the amount of the warranty obligations incurred in the fifteen (15) month period following the Closing Date (in a manner consistent with the Company’s prior policies and written warranty agreements with respect to warranty claims arising in the Ordinary Course of Business) exceeds the amount of the Company’s warranty reserve as of the Closing Date (subject to the Final Adjustment), that difference (the “Warranty Deduction”) shall be paid by Seller to the Purchaser first from the Escrow Amount, if any, and second, by wire transfer or delivery of other immediately available U.S. funds; and

3.1.4. obligations with respect to Transferred Employees set forth in Sections 3.3.2 and 3.3.6 as responsibilities of Purchaser.

3.2. Non-Assumption of Liabilities. Notwithstanding the provisions of Section 3.1, Assumed Liabilities expressly do not include the following Liabilities of Seller (the “Retained Liabilities”): all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any Pre-Closing Tax Period; any Liability pursuant to any Environmental Law to the extent arising from or relating to any action, event, circumstance or condition occurring or existing on or prior to the Closing Date; any Indebtedness or guarantees thereof outstanding as of the Closing Date; any Liabilities arising out of or relating to a pending or actual breach of or default under any Assumed Contract by Seller occurring prior to the Closing Date; any Liability arising out of or related to products of Seller manufactured, installed or sold prior to Closing, including product liability claims (but excluding warranty claims assumed by Purchaser pursuant to Section 3.1.3); any Liability arising out of claims of infringement of any Intellectual Property or Technology used in the Business for infringements occurring prior to Closing; any Liability arising out of any Claim pending as of the Closing Date or arising out of any act or omission of Seller prior to the Closing Date; any Liability arising out of or resulting from Seller’s non-compliance with any Law or any Order of any Governmental Authority; any Liability relating to any indemnification obligation of Seller with respect to its officers or directors; any Liability of Seller relating to the Contracts under which Purchaser receives Assigned Rights through Section 2.1.11; all accrued but unpaid performance bonuses owed to Seller’s employees, any Liability or obligation relating to any Retained Contract or Retained Asset; all obligations of Seller under Section 3.3.3 and liabilities in connection therewith, including, without limitation, any change of control payments or incentive payments to Sean Maguire or other Persons that are triggered by the consummation of the transactions under this Agreement; and any other debts, liabilities or obligations of Seller not expressly included in the Assumed Liabilities.

3.2.1. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged as and when due by Seller, and nothing contained in this Agreement shall be construed as imposing, directly or indirectly, on Purchaser any Liability or obligation for the Retained Liabilities.

3.3. Liabilities With Respect to Personnel Matters.

3.3.1. Employees. All Employees currently employed by Seller or Affiliates of Seller in the operation of the Business are listed on Schedule 3.3 (the “Current Employees”), which listing includes those employees (the “Efficacy Employees”) of Efficacy Systems Pvt Ltd. (“Efficacy”) in Hyderabad, India. Purchaser or InSync Information Systems India Private Limited (“InSync”), which is an Affiliate of Purchaser, shall offer employment to those Current Employees as Purchaser may designate, contingent in each case upon each such Current Employee who is offered employment with Purchaser or InSync passing Purchaser’s required background investigation, with comparable salaries and comparable benefits, considered in the aggregate, to other employees of Purchaser or InSync, as the case may be, with comparable duties and responsibilities (those Current Employees offered employment with Purchaser or InSync and who pass the background check and accept Purchaser’s or InSync’s offer shall be referred to herein as “Transferred Employees”). Purchaser or InSync shall have the right to solicit the employment of the Current Employees and any former employee of Seller prior to the Closing and Seller shall use reasonable efforts to facilitate and to encourage the designated Current Employees to accept any substantially similar offer of employment made by Purchaser or InSync.  Purchaser shall provide Seller with a list of all Current Employees who were offered but rejected an offer of employment from Purchaser or InSync.

3.3.2. Unused Vacation. Provided Seller’s Liabilities for all usual paid time off days have been fully accrued by Seller on the Interim Balance Sheet, or have been accrued thereafter in the Ordinary Course of Business and are reflected in the Closing Date Net Working Capital calculation, and to the extent such a credit is provided for in Seller’s written policies as of the Closing Date, Purchaser shall credit each Transferred Employee (other than those Transferred Employees who were formerly employed by Efficacy, for which accrued unused vacation days it is understood that Purchaser shall not be responsible) and each Key Employee with unused paid time off days accrued in accordance with policies of Seller as of the Closing Date (“Carry-Over Days”), not to exceed twenty (20) such days for each Transferred Employee or Key Employee.  Carry-Over Days will be deemed used first by each Transferred Employee or Key Employee and will not be eligible for compensation should the Transferred Employee’s or any Key Employee’s employment with Purchaser terminate.  Unused Carry-Over Days will expire on December 31, 2015.  Except as provided above in this Section 3.3.2, Seller shall be responsible for all payments required under state law to Seller’s employees with respect to accrued but unused paid time off days as a result of the transactions contemplated in this Agreement.

3.3.3. Non-Assumption. Without limiting the generality of Section 3.2, Seller shall be solely responsible for satisfying all legal obligations (whether arising under federal, state or local law or pursuant to contract) in connection with the employment by Seller of its employees prior or subsequent to the Closing Date, including without limitation any claims alleging age, sex or other discrimination, sexual harassment, violations of the Americans with Disabilities Act or similar type claims, and its termination of any employees, whether in connection with the consummation of the transactions contemplated by this Agreement or otherwise, and Purchaser shall have no obligation to satisfy any such obligations.  Purchaser shall not assume, nor have any liability for or obligation to satisfy, any claims of Seller’s employees for any wages, salaries, fringe benefits or other compensation or benefits arising out of the employment by Seller of any such employees, including, without limitation, current or accrued liabilities, obligations or claims under or with respect to any pension, retirement, health benefit or other employee benefit plan, severance pay or payments, change in control or other similar bonus amounts, vacation and holiday pay or under any worker’s compensation, unemployment compensation or disability benefit law or any Liabilities of Seller arising by virtue of termination by Seller of employment of any employees of Seller prior to, in connection with, or following the Closing.  To the extent not covered by insurance, Seller agrees that the indemnification set forth in Section 11.2 hereof extends to and includes any and all Losses incurred by a Purchaser Indemnified Party arising or incurred by reason of, or directly or indirectly resulting from, such termination of employment or any liability retained by Seller as provided in this Section 3.3.

3.3.4. Employee Benefit Plans.Purchaser will not adopt, continue in effect, or assume any liability under, any Plan or Benefit Arrangement regardless of whether or not any such liability, obligation or claim arises as the result of any termination of, or withdrawal from, such Plan or Benefit Arrangement or by virtue of the transactions described in, and which are the subject of, this Agreement.  Seller shall be responsible for all costs and expenses of sponsoring, maintaining, or terminating the Plans and Benefit Arrangements of Seller.

3.3.5. Unemployment Insurance.  Except to the extent necessary or advisable to fulfill its obligations to any employee terminated by Seller and not rehired by Purchaser, Seller shall use reasonable efforts to cooperate with Purchaser to facilitate the transfer to Purchaser of any favorable account balances that Seller may have with respect to any state unemployment insurance.

3.3.6. Plan Participation. As of the Closing Date, all Transferred Employees shall be eligible to participate in the employee benefit plans and arrangements maintained by Purchaser, which are identified to each such Transferred Employee in his or her offer letter from Purchaser, subject to and in accordance with the terms of each such plan.  Purchaser shall give Transferred Employees full credit for purposes of eligibility, vesting and benefit accrual (other than benefit accrual under any defined benefit plan) under the employee benefit plans and arrangements maintained by Purchaser in which such Transferred Employees participate for such Transferred Employees’ service with Seller or its respective predecessors except to the extent such credit would result in a duplication of benefits.  With respect to any “welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by Purchaser in which Transferred Employees are eligible to participate, Purchaser shall waive, to the extent permitted under such plan, any eligibility requirements or pre-existing condition limitations and give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees with respect to similar plans maintained by Seller.

ARTICLE 4

PURCHASE PRICE AND PAYMENT

4.1. Purchase Price. The purchase price (“Purchase Price”) for the Purchased Assets shall equal the sum of the following, as adjusted as provided herein:

4.1.1. the Assumed Liabilities; plus

4.1.2. Eight Million Five Hundred Thousand Dollars ($8,500,000), subject to adjustment as provided in Section 4.3.

4.2. Payment of Purchase Price and Assumption of Assumed Liabilities. On the Closing Date, Purchaser shall assume the Assumed Liabilities and shall pay or cause to be paid or deliver or cause to be delivered:

4.2.1. to Seller, by bank wire transfer of immediately available funds to an account designated in writing by Seller, an amount in cash equal to: (a) Eight Million Five Hundred Thousand Dollars ($8,500,000), minus (b) the amount of any and all outstanding Indebtedness of Seller as of the Closing Date (including, without limitation, the Indebtedness referenced on the Certificate of Indebtedness), minus (c) the Escrow Amount, plus or minus (d) any adjustments as provided in Section 4.3 (the amount wired to Seller being the “Closing Cash Amount”).

4.2.2. to the Persons designated in the Certificate of Indebtedness, the respective portion of the amount of cash withheld under Section 4.2.1(b) for Indebtedness; and

4.2.3. the Escrow Amount into an escrow account pursuant to the terms of the Escrow Agreement.

4.3. Purchase Price Adjustments.

4.3.1. Not less than five (5) days prior to the Closing, Seller shall have prepared and delivered to Purchaser (i) a good faith estimate of the Net Working Capital as of the close of business on the Closing Date, prepared in accordance with GAAP, except for the absence of footnotes (such statement, the “Initial Closing Statement”), and (ii) a certificate of Seller, (A) certifying that the Initial Closing Statement was prepared on the basis described in clause (i) above and (B) containing Seller’s estimate of the Net

Working Capital as of the Closing Date (the “Estimated Net Working Capital”).  Commencing with Seller’s delivery of the Initial Closing Statement to Purchaser, Purchaser shall have reasonable access to the books and records and personnel of Seller and the opportunity to consult with Seller for purposes of confirming or disputing the Estimated Net Working Capital.  If Purchaser shall disagree, in good faith, with any item set forth in the Estimated Net Working Capital or used to determine the Estimated Net Working Capital, then Purchaser and Seller shall work, in good faith, to reach agreement on such disputed items and the amounts as agreed to by Purchaser and Seller shall constitute the Estimated Net Working Capital.  Notwithstanding the foregoing, Purchaser’s agreement with the Estimated Net Working Capital (or any item set forth therein or used to determine the Estimated Net Working Capital) shall not foreclose, prevent, limit or preclude any rights or remedy of Purchaser or Seller set forth in this Agreement.

4.3.2. Notwithstanding the requirements of Section 4.3.1 above, Purchaser and Seller agree that the Estimated Net Working Capital at the Closing Date under Section 4.3.1 shall, solely for purposes of convenience of closing, be deemed to equal the Target Net Working Capital amount; provided that the determination of the actual Net Working Capital as of the close of business on the Closing Date shall still be determined in accordance with Section 4.3.3 below and be subject to the subsequent adjustments and procedures provided for in Sections 4.3.3, 4.3.4 and 4.3.5 below.

4.3.3. Within one hundred twenty (120) days after the Closing Date, Purchaser shall cause its accountants to prepare, at Purchaser’s expense, and deliver to Seller a statement of the Net Working Capital as of the close of business on the Closing Date prepared in the manner described in Section 4.3.1 (the “Final Closing Statement”).  Purchaser’s accountants shall permit Seller’s accountants, subject to the execution by Seller and/or Seller’s accountants of any release or indemnification agreement reasonably required by Purchaser’s accountants, at the earliest practicable date to review and make copies of all work papers, schedules and calculations used in the preparation thereof.

4.3.4. When Purchaser delivers the Final Closing Statement, Purchaser shall also deliver to Seller a certificate (i) certifying that the Final Closing Statement was prepared in accordance with the procedures set forth in Section 4.3.3 above, and (ii) containing Purchaser’s calculations, based on the Final Closing Statement (the “Purchaser’s Proposed Calculations”), of the Net Working Capital as of the Closing Date (the “Closing Date Net Working Capital”).  Within sixty (60) days after receipt of the Final Closing Statement and the accompanying certificate, Seller shall notify Purchaser of its agreement or disagreement, as the case may be, with the Final Closing Statement and the accuracy of any of Purchaser’s Proposed Calculations.  If Seller disputes any aspect of the Final Closing Statement or the amount of any of Purchaser’s Proposed Calculations, then Seller shall have the right to direct its independent accountants, at Seller’s expense, to review and test the Final Closing Statement.  Seller’s accountants shall complete their review and test of the Final Closing Statement within thirty (30) days after the date Seller disputes any of Purchaser’s Proposed Calculations.  If Seller and its independent accountants, after such review and test, still disagree with Purchaser’s Proposed Calculations, Seller shall submit its proposed alternative calculations (the “Seller’s Proposed Calculations”) of Closing Date Net Working Capital to Purchaser in writing within forty-five (45) days after the date upon which Seller shall have first notified Purchaser that it disputes any of Purchaser’s Proposed Calculations.  If Purchaser does not accept Seller’s Proposed Calculations within fifteen (15) days after its receipt thereof, then within fifteen (15) days after Purchaser’s rejection of (or failure to timely accept) Seller’s Proposed Calculations, Seller and Purchaser shall select a mutually acceptable and nationally recognized independent accounting firm, other than Seller’s independent accountants and Purchaser’s independent accountants (such firm, the “Independent Accounting Firm”), to resolve the remaining disputed items (the “Remaining Disputed Items”), within thirty (30) days after the date of Purchaser’s rejection of (or failure to timely accept) Seller’s Proposed Calculations of the Remaining Disputed Items, by conducting its own review and test of the Final Closing Statement and thereafter selecting either Purchaser’s Proposed Calculations of the Remaining Disputed Items or Seller’s Proposed Calculations of the Remaining Disputed Items or an amount in between the two.  Prior to the selection of the Independent Accounting Firm, each of the parties hereto shall disclose to the other parties any and all affiliations or significant relationships it may have with any accounting firm that is proposed as the Independent Accounting Firm hereunder.  Purchaser and Seller agree that they shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm.  The fees and expenses of the Independent Accounting Firm shall be paid jointly, one-half by Purchaser and one-half by Seller; provided that, if the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the proposed calculations of one of the parties hereto (the “Erroneous Party”) is more than twice as great as the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the other party’s proposed calculations, the Erroneous Party shall pay all of the fees and expenses of the Independent Accounting Firm.

4.3.5. Upon the determination pursuant to Section 4.3.4 of the Final Closing Statement and the Closing Date Net Working Capital, the Closing Cash Amount shall be recalculated (the “Final Adjustment”) in accordance with Section 4.3.4 using the amount of the Closing Date Net Working Capital.  If the Closing Cash Amount as so calculated is less than the Closing Cash Amount initially determined pursuant to Section 4.3.1, Seller shall promptly pay to Purchaser an aggregate amount equal to such difference by wire transfer or delivery of other immediately available US funds within five (5) business days after the date on which the Final Closing Statement is finally determined pursuant to Section 4.3.4.  If the Closing Cash Amount as so calculated is more than the Closing Cash Amount initially determined pursuant to Section 4.3.1, Purchaser shall pay to Seller an amount equal to such excess by wire transfer or delivery of other immediately available US funds within five (5) business days after the date on which the Final Closing Statement is finally determined pursuant to Section 4.3.4.

4.3.6. Purchaser and Seller shall make good faith efforts to comply with the timing and response requirement set forth in this Section 4.3, but, in the absence of bad faith, neither party shall be deemed to be in breach of this Agreement, or to have waived its rights under this Section 4.3, on the basis of technical violations of timing or response requirements.

4.4. Uncollected Receivables.

4.4.1. If, prior to the one hundred eightieth (180th) day after the Closing Date, Purchaser has not collected an amount equal to the aggregate net amount of Receivables included in Closing Date Net Working Capital (the “Closing Accounts Receivable”), then Purchaser shall have the right to assign to Seller all or a portion of such uncollected Closing Accounts Receivable (the “Assigned Receivables”).  Notwithstanding anything to the contrary herein, Closing Accounts Receivable shall not include any Lease Receivables that were not invoiced to the Lessee as of the Closing Date.  In consideration for such assignment Seller shall, as soon as practicable, pay to Purchaser an amount equal to (i) the face value of the Closing Accounts Receivable minus (ii) any amount actually collected in cash by Purchaser in respect of the Closing Accounts Receivable and minus (iii) the net book value of any uncollected Closing Accounts Receivable that are not Assigned Receivables.  Receivables collected by Purchaser shall be applied to the invoice indicated in such payment and if no invoice number is indicated by the customer, to that customer’s oldest invoice.  Purchaser shall have no obligation to file suit or undertake exceptional collection efforts outside of the scope of Purchaser’s customary internal procedures for collecting its accounts receivable.  Purchaser shall not make any adjustment, concession or settlement of Closing Accounts Receivable without the prior written consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned.

4.4.1.1. If, after the Closing Date, Seller shall receive any remittance from any account debtors with respect to the Closing Accounts Receivable (excluding the Assigned Receivables), Seller shall forward such remittance to Purchaser; and if Purchaser shall receive any remittance from any account debtors with respect to the Assigned Receivables or any Receivables not purchased at Closing, Purchaser shall send the remittance to Seller.

4.5. Allocation of Purchase Price. Purchaser and Seller agree that the Purchase Price shall be allocated among the Purchased Assets for Tax purposes in accordance with the principles set forth on Schedule 4.5.  A draft of the final allocation (the “Allocation Schedule”) shall be prepared by Purchaser and delivered to Seller prior to the end of the year in which the Closing Date falls.  If Seller notifies Purchaser in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following receipt of the draft Allocation Schedule, such dispute shall be resolved by the Independent Accounting Firm (selected in accordance with the procedures set forth in Section 4.3.4).  The fees and expenses of the Independent Accounting Firm shall be borne equally by Seller and Purchaser.  Purchaser and Seller shall file all Tax Returns (including amended returns and claims for refund), information reports, and IRS Form 8594 and any similar forms required by any other Governmental Authority in a manner consistent with the Allocation Schedule.  Any adjustments to the Purchase Price herein shall be allocated pursuant to Treasury Regulation Section 1.1060-1(e)(1)(ii)(B) in a manner consistent with the Allocation Schedule.

4.6. Withholding Tax and Tax Payments. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes, if any, that Purchaser may be required to deduct and withhold or that are otherwise payable by Purchaser on Seller’s behalf under any provision of Tax Law.  All such withheld or payable amounts shall be treated as delivered to Seller hereunder.

ARTICLE 5

THE CLOSING

5.1. The Closing. The closing of the transactions contemplated in this Agreement (“Closing”) shall take place via teleconference at 10:00 a.m. on the third business day (or sooner at Purchaser’s option) after the conditions to Closing set forth in this Agreement have been satisfied and fulfilled, unless the parties otherwise mutually agree in writing upon some other date or time, or designate a physical location.  On the Closing Date, each of the parties shall execute and deliver by facsimile or other electronic means each of the documents to be delivered hereunder.  This Agreement and each of the documents to be delivered hereunder, to the extent signed and delivered by means of a facsimile machine or other electronic delivery of an image file reflecting the execution hereof, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  As soon as practicable following the Closing, each party shall deliver original forms of the executed agreements to the other party.  Purchaser and Seller agree to use diligent efforts to close the transactions contemplated in this Agreement as soon as possible.

5.2. Closing Date. For purposes of this Agreement, the term “Closing Date” shall mean 12:01 a.m. (New York time) on the day of Closing.

5.3. Deliveries by Seller and Owners. At Closing, Seller and Owners, as applicable, shall deliver, or cause to be delivered, the following to Purchaser:

5.3.1. duly executed Bills of Sale, Assignments and Assumption Agreements, each in form reasonably satisfactory to Purchaser, along with such other duly executed instruments of conveyance, transfer, assignment, or endorsement as may be reasonably required or as may be desirable to vest in Purchaser, its successors and assigns, all right, title and interest in and to the Purchased Assets, free and clear of Liens other than Permitted Liens, and patent, trademark and copyright assignments in such form as Purchaser may reasonably request;

5.3.2. possession and control of all of the files, documents, papers, agreements, books of account and records pertaining to the Purchased Assets and the Business, provided that when such items also pertain to Retained Assets furnishing true and correct copies of such items shall be sufficient;

5.3.3. a certificate executed by Seller to the effect that conditions set forth in Sections 9.1 and 9.2 have been satisfied, and affirming that the representations and warranties of Seller are true and correct as provided in Section 9.1;

5.3.4. actual possession and operating control of the Purchased Assets;

5.3.5. all agreements, documents, consents, approvals, orders and the other instruments referenced in Article 9.

5.3.6. copies, certified by Seller, of resolutions of the members and Board of Managers of Seller authorizing the execution, delivery and performance of this Agreement and all actions necessary or desirable to consummate the transactions contemplated herein;

5.3.7. pay-off letters and lien discharges (or agreements therefor) satisfactory to Purchaser from each creditor listed on the Certificate of Indebtedness;

5.3.8. an Assignment and Assumption Agreement in form reasonably satisfactory to Seller with respect to each lease together with an estoppel certificate executed by each lessor of the Leased Real Property in form reasonably acceptable to Purchaser;

5.3.9. a list of all products covered by the written warranty policy attached to Schedule 6.17.4, as of the Closing (the “Warranted Products List”);

5.3.10. a list of all Uniform Commercial Code financing statements filed by the Company; and

5.3.11. the notices to, permits, authorizations, approvals, consents and waivers from any Governmental Authority and all third party consents, including the consents and assignments relating to Assumed Contracts and Assigned Rights, listed on Exhibits 9.4 and 9.5, subject to Section 8.9, as applicable.

5.4. Deliveries by Purchaser. At Closing, Purchaser shall deliver the following to Seller:

5.4.1. the items required to be paid or delivered as set forth in Section 4.2;

5.4.2. such instruments of assumption and other documents, to effect Purchaser’s assumption of the Assumed Liabilities as Seller may reasonably request;

5.4.3. a certificate executed by an officer of Purchaser to the effect that the conditions set forth in Sections 10.1 and 10.2 have been satisfied and affirming that the representations and warranties of Purchaser are true and correct as provided in Section 10.1;

5.4.4. copies, certified by an officer of Purchaser, of resolutions of Purchaser’s Board of Directors authorizing the execution, delivery and performance of this Agreement and all actions necessary or desirable to consummate the transactions contemplated herein; and

5.4.5. all agreements, documents, consents, approvals, orders and other instruments referenced in Article 10.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNERS

Each of Seller and the Owners, jointly and severally, hereby represent and warrant to Purchaser, as follows:

6.1. Due Organization and Authority; Subsidiaries.

6.1.1. Seller is a limited liability company duly organized and validly existing under the laws of the State of Florida, is current with the Florida Secretary of State, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being and heretofore conducted.  No shares of capital stock or other securities of any other Person are included in the Purchased Assets.

6.1.2. Mark-It is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being and heretofore conducted.

6.2. Qualification. Seller is duly qualified or otherwise authorized as a foreign corporation to transact business in each state or other jurisdiction set forth in Schedule 6.2, which are the only jurisdictions in which the failure of Seller to be so qualified or otherwise authorized would have a Material Adverse Effect on the Business.

6.3. Organizational Documents and Seller Records. Seller has heretofore delivered to Purchaser true and complete copies of Seller’s Organizational Documents.  The minute book(s) of Seller (i) have been made available to Purchaser for its inspection, (ii) contain the records of meetings and consents in lieu of meetings of the Board of Managers (and any committee thereof) of Seller and its members as recorded by Seller since the time of its organization, and (iii) accurately reflect all transactions referred to in such minutes and consents.  The membership records of Seller which have been made available to Purchaser for its inspection are true and complete in all respects.

6.4. Financial Statements.

6.4.1.   The balance sheets of Seller as of December 31, 2014 and December 31, 2013, and the related statements of operations, members’ equity and cash flows for the years then ended have been delivered to Purchaser, and present fairly in all material respects the financial condition of Seller as of such dates and the results of operations and cash flows of Seller for the years then ended, in each case in accordance with GAAP consistently applied for the periods covered thereby.  The foregoing financial statements of Seller are sometimes herein called the “Financial Statements,” the balance sheet included in the Financial Statements is sometimes herein called the “Balance Sheet” and the date of the Balance Sheet is sometimes herein called the “Balance Sheet Date.”

6.4.2. The balance sheet of Seller as of March 31, 2015 (and the related income statement and cash flow statement for the year-to-date period then ended), have been delivered to Purchaser, copies of which are attached as Schedule 6.4, and present fairly in all material respects the financial condition of Seller as at such date and the results of operations of Seller for the year-to-date period then ended, in conformity with sound accounting practices and principles consistently applied.  The foregoing unaudited financial statements of Seller are sometimes herein called the “Interim Financials,” the balance sheet included in the Interim Financials is sometimes herein called the “Interim Balance Sheet” and the date of the Interim Balance Sheet is sometimes herein called the “Interim Balance Sheet Date”.

6.5. Authority to Execute and Perform Agreement. Each of Seller, Mark-It and the Owners has the legal right, company or corporate power and all company or corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder.  Each of this Agreement and each of the other agreements being delivered by Seller, Mark-It or the Owners at the Closing have been duly authorized by all necessary corporate action and have been or will have been duly executed and delivered by Seller, Mark-It and Owners and (assuming the due authorization, execution and delivery hereof by Purchaser) are or will be when executed and delivered valid and binding obligations of Seller, Mark-It and Owners enforceable in accordance with its terms.

6.5.1. Except as set forth on Schedule 6.5.1, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Organizational Documents of Seller or Mark-It; (ii) violate any agreement between Seller and all or any of its members; (iii) require Seller to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other Person, (iv) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to terminate, cancel or accelerate any obligation or to receive any material benefit under or constitute (or with notice or lapse of time or both would constitute) a default under any material Contract of Seller, (v) result in the creation of any Lien upon the Purchased Assets; (vi) violate any Order against, or binding upon, Seller or its properties or Business; or (vii) violate any Law.

6.6. Absence of Certain Liabilities. Seller has no Liabilities (including contingent Liabilities) except for Liabilities disclosed herein, in the Financial Statements, the Interim Financials or for those Liabilities that were incurred in the Ordinary Course of Business since the Interim Balance Sheet Date.

6.7. Absence of Certain Changes or Events. Except as set forth on Schedule 6.7 since January 1, 2015, there has not been:

6.7.1. any amendment to Seller’s Organizational Documents;

6.7.2. any declaration or payment of any dividends or distributions on or in respect of any of Seller’s equity securities or redemption, purchase or acquisition of any of Seller’s equity securities;

6.7.3. any merger or consolidation of Seller with or into any person;

6.7.4. any change or agreement to change in any material manner the character of Seller’s Business;

6.7.5. a waiver of any material right under any Contract of Seller except in the Ordinary Course of Business;

6.7.6. any loan or advance made to any of Seller’s members, managers, officers, employees, consultants, agents or other representatives (other than travel and expense advances made in the Ordinary Course of Business), or any other loan or advance made otherwise than in the Ordinary Course of Business;

6.7.7. any documents or written representations filed by Seller with the United States Patent and Trademark Office or the patent or trademark office of any foreign country;

6.7.8. any material changes to Seller’s business policies, including, but not limited to advertising, marketing, pricing, purchasing, personnel, sales, budget or product acquisition policies;

6.7.9. any payment, direct or indirect, of any of Seller’s Liabilities more than thirty (30) days before the same became due in accordance with its terms or otherwise than in the Ordinary Course of Business;

6.7.10. any material loss (whether by damage or destruction, in the nature of a casualty loss or otherwise, and whether covered by insurance or not), affecting any Purchased Asset;

6.7.11. any actual or threatened strike or other material labor trouble or dispute;

6.7.12. any loss or threatened loss (in writing) of any material Permit enjoyed or formerly held or enjoyed by Seller;

6.7.13. to Seller’s Knowledge, any Law or Order adopted or rescinded which would reasonably be expected to have a Material Adverse Effect;

6.7.14. the creation or imposition of any Lien upon any of the Purchased Assets, except for Permitted Liens;

6.7.15. any sale, transfer or other disposition of any material asset of the Business, excluding sales of Inventory or products in the Ordinary Course of Business,

6.7.16. any cancellation of any material Indebtedness or claim of the Business, except in the Ordinary Course of Business;

6.7.17. any grant of or material increase in, or any commitment to grant or materially increase (oral or written), (i) the compensation or other direct or indirect remuneration payable to any officer or employee of the Business, (ii) any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement, or (iii) the benefits payable under any employment or consulting agreement other than (A) any such contributions to a Plan or Benefit Arrangement that are regularly scheduled or are required pursuant to the terms of such Plan or Benefit Arrangement or by applicable law, or (B) any such increases in the Ordinary Course of Business;

6.7.18. adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Plan or Benefit Arrangement, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

6.7.19. any termination (whether by discharge, retirement or otherwise) of any officer or employee of the Business or any notice to so terminate given to or received by any of the foregoing;

6.7.20. any termination or failure to renew, or receipt of a written threat to terminate or refusal to renew any material contract between Seller and any customer or material supplier of goods or services to the Business;

6.7.21. any engagement by the Business in any other material transaction other than in the Ordinary Course of Business;

6.7.22. any material change in or material noncompliance with the accounting principles or practices of Seller;

6.7.23. except for Retained Liabilities, any Indebtedness, Liability or other obligation (whether absolute, accrued, contingent or otherwise) incurred by Seller or the Business or any transaction entered into by Seller, other than in the Ordinary Course of Business, or any material guarantee by Seller or the Business of any Indebtedness, Liability or other obligation of any other person;

6.7.24. any material capital expenditure, addition or improvement made or committed to be made by or on behalf of Seller with respect to any single expenditure, addition or improvement of the Business;

6.7.25. any write-off as uncollectible of any Receivables or Lease Receivables other than in the Ordinary Course of Business;

6.7.26. any agreement or commitment by Seller or the Business to do any of the foregoing; or

6.7.27. any Material Adverse Change.

6.8. Title to Assets and Properties; Condition.

6.8.1. Except as set forth in Schedule 6.8.1, Seller has good title to all interests in the Purchased Assets, free and clear of all Liens except Permitted Liens.  Except as set forth in Schedule 6.8.1, the Purchased Assets are all of the assets, properties and agreements which are used in or are reasonably necessary to carry on the Business and operations as presently conducted.  Other than the Other Business Assets, neither Mark-It, the Owners, any Affiliate of Mark-It or the Owners, or any third parties owns or has any rights in any assets which are used in or are reasonably necessary to carry on the Business and operations of Seller as presently conducted. All Other Business Assets are set forth on Schedule 6.8.1.

6.8.2. The furniture, fixtures, leasehold improvements, equipment and personal property of the Business are in good operating condition and repair, ordinary wear and tear excepted.

6.9. Permits and Licenses. Seller has all Permits and has made all required registrations with any Governmental Authority that are necessary for the conduct of the Business as presently conducted, including, without limitation, all Permits that are necessary to manufacture and sell the Products in all markets where they are currently sold by Seller or to comply with Environmental Laws.  All Permits currently issued to Seller are listed on Schedule 6.9 and are in full force and effect.  Schedule 6.9 indicates which, if any, Permits are transferable.  Seller is in material compliance with the terms of the Permits and no proceeding is pending or, to Seller’s Knowledge, threatened to revoke, suspend, modify or limit any Permit.  To Seller’s Knowledge, no Permit listed on Schedule 6.9 will be subject to revocation, suspension, modification or limitation as a result of this Agreement or consummation of the Asset Sale.

6.10. Intellectual Property.

6.10.1. Set forth in Schedule 6.10.1 is an accurate and complete list of (i) all Owned Intellectual Property that is registered or is the subject of a pending application for registration, indicating for each the registration or application number, filing jurisdiction, and date of issue or filing, (ii) all agreements with respect to which Seller received any royalties or similar payments with respect to Owned Intellectual Property, (iii) all material unregistered trademarks or service marks and material unregistered copyrights, and (iv) all invention disclosures.

6.10.2. Set forth in Schedule 6.10.2 is an accurate and complete list of all Intellectual Property, Technology and Software licenses that are currently in effect and licensed from a third party and currently used in connection with conduct of the Business (the “Licenses In”), excluding Software licenses that can be purchased from wholesale or retail distributors for less than $1,000 per year and so called “shrink wrap” licenses and other licenses accepted by Seller online without saving a separate written copy.   Also set forth in 6.10.2 is an accurate and complete list of all third party protocol licenses, issued by refrigerated transport unit original equipment manufacturers, allowing electronic access to their equipment.   The use by Seller of all such third party protocols is without royalty.   Further, Schedule 6.10.2 contains any restrictions on the use of protocols by any of the manufacturers, including any functional, control or remote firmware update limitations.  Schedule 6.10.2 contains a complete listing of the equipment model numbers, with which the Seller’s products are integrated in service as of the date of this Agreement. Seller has delivered to Purchaser copies of all agreements granting or relating to any License In set forth in Schedule 6.10.2.

6.10.3. Set forth in Schedule 6.10.3 is an accurate and complete list of all currently effective licenses permitting a third party to use any portion of the Owned Intellectual Property (the “Licenses Out”) (including, without limitation, the AT&T Contract or the Xirgo Contract); and Seller has delivered to Purchaser copies of all agreements granting or related to any License Out set forth in Schedule 6.10.3.  No third party (including, without limitation, any Governmental Authority or any educational or research organization) has a license to or other rights in or with respect to any Owned Intellectual Property by virtue of having provided funding for its development.

6.10.4. Set forth in Schedule 6.10.4 is a list of all contracts or agreements to which Seller or Owners is or are a party, not otherwise listed in Schedules 6.10.1, 6.10.2, or 6.10.3, that govern, define or limit Seller’s rights to sell, license or transfer, or govern or limit Seller’s use, exploitation, development, or commercialization of, any Owned Intellectual Property.

6.10.5. Set forth in Schedule 6.10.5 is an accurate and complete list of all Products.

6.10.6. Except as disclosed in Schedule 6.10.6:

6.10.6.1. Seller owns the Owned Intellectual Property free and clear of any Liens (other than Permitted Liens), and claims or rights of third parties (including without limitation the right of any other party to grant a license with respect to any Owned Intellectual Property) and Seller owns or has and can and will upon Closing transfer to Purchaser sufficient rights in the Owned Intellectual Property to operate the Business as currently conducted;

6.10.6.2. To Seller’s Knowledge or Owners’ Knowledge, no third party is infringing, violating, misusing or misappropriating any Owned Intellectual Property.  No notice of any such claim has been provided by any third party in writing to Seller.

6.10.6.3. No claim of invalidity, misappropriation or Ownership with respect to the Owned Intellectual Property has been received in writing by Seller or Owners from any third party and no Owned Intellectual Property is the subject of any pending or, to Seller’s Knowledge, threatened action to such effect.  There exists no known prior act of Seller or Owners or, to Seller’s Knowledge or Owners’ Knowledge, any third party that would void, invalidate, or render unenforceable any of the Owned Intellectual Property and there exists no conduct or use by Seller or Owners or, to Seller’s Knowledge or Owners’ Knowledge, any third party that would void, invalidate, or render unenforceable any of the Owned Intellectual Property.

6.10.6.4. No person or entity has asserted in a writing received by Seller or Owners that, with respect to any Owned Intellectual Property or the Products, Seller, Owners or any licensor or licensee of Seller or Owners is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, trade dress or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how.  The making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, disposal, modification, display, transmission or publishing of any process, composition of matter, or material related to any part of the Owned Intellectual Property or the Products, does not infringe any domestic or foreign patent, trademark, service mark, trade name, or copyright registered under applicable Law by a third party, or, to Seller’s Knowledge or Owners’ Knowledge, any moral right or other intellectual property right of any third party, and does not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party.

6.10.6.5. All fees, annuities, royalties, honoraria and other payments which are due from Seller or Owners on or before the date of this Agreement for any of the Owned Intellectual Property, any License In or under any agreement related to the Intellectual Property have been paid, are reflected in the Interim Balance Sheet, or were incurred in the Ordinary Course of Business since the Interim Balance Sheet Date and are reflected in Seller’s books and records.

6.10.6.6. All fees, annuities, royalties, honoraria, or other payments which are due to Seller or Owners on or before the date of this Agreement under any License Out have been paid and, to Seller’s Knowledge or Owners’ Knowledge, no licensee is currently in default under any License Out (including, without limitation, the AT&T Contract or the Xirgo Contract) and Seller is not currently in default under any License Out (including, without limitation, the AT&T Contract or the Xirgo Contract).

6.10.6.7. The Purchased Assets will provide Purchaser, as of the Closing Date, with rights in Intellectual Property sufficient to permit Purchaser to operate the Business in substantially the same manner as it is presently conducted by Seller, including without limitation the design, manufacture, testing, sale or distribution of the Products as presently conducted.  Other than the Other Business Assets, neither the Owners nor any Affiliate of Owners owns or has any rights in any Intellectual Property which is used in or is reasonably necessary to carry on the Business and operations of Seller as presently conducted.

6.10.6.8. All of the Owned Intellectual Property was developed (i) by employees of Seller or its predecessors within the scope of their employment or as a work for hire at the time of such development or pursuant to executed instruments of assignment or other applicable documents that have the effect under applicable law of assigning to Seller or vesting ownership in Seller of the subject Owned Intellectual Property or (ii) by officers, directors, agents, consultants, independent contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of Seller or its predecessors that as assignee have transferred to Seller or its predecessors Ownership of the subject Owned Intellectual Property.  In the case of Owned Intellectual Property developed for or assigned to a predecessor of Seller, such predecessor has validly executed instruments of assignment or other applicable documents that have the effect under applicable law of assigning to Seller or vesting ownership in Seller of the subject Owned Intellectual Property.  No present or former employee has any right, title or interest, directly or indirectly, in whole or in part in any Owned Intellectual Property.

6.10.6.9. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not breach, violate or conflict with any instrument or agreement (including, without limitation, the AT&T Contract or the Xirgo Contract) relating to the Owned Intellectual Property to which any Seller is a party, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Owned Intellectual Property or in any way impair the right of Seller to make, use, sell, license or dispose of, distribute, modify, display or transmit or to bring any action for the infringement of, any Owned Intellectual Property.

6.10.6.10. Seller has taken reasonable and appropriate steps to comply with marking and notice requirements imposed under applicable Law and, to Seller’s Knowledge or Owners’ Knowledge, no such rights, including any rights to prevent third parties from using Owned Intellectual Property, has been lost, or is reasonably expected to be lost, through failure to so act by Seller.  Each of Seller and Owners has taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets, and to the extent required by applicable Law, patent applications and their related inventions prior to the issuance of a patent registration contained in the Owned Intellectual Property (including entering into appropriate confidentiality and nondisclosure agreements with all appropriate officers, stockholders, directors, employees of Seller and any third-parties to which the same have been disclosed). Each of Seller and Owners has taken reasonable and appropriate steps to safeguard and maintain ownership of all trade secrets, copyrights and patents contained in the Owned Intellectual Property (including entering into appropriate agreements with all officers, stockholders, directors, employees and third-party consultants of Seller and Owners as necessary to safeguard, maintain and vest ownership of such rights in Seller or Owners).

6.10.6.11. The Software included in Owned Intellectual Property:  (i) is not dependent on any Software (other than Software included in Owned Intellectual Property or Software consisting of widely used and commercially available computer operating systems required for operation of Software programs generally) in order to operate in the manner for which it is intended; and (ii) except as stated in Schedule 6.10.6, is not licensed, in whole or in part, pursuant to an open source Software license. Except as stated in Schedule 6.10.6, none of the Software developed by or on behalf of Seller or Owners for use in the Business and included in the Owned Intellectual Property (the “Developed Software”) incorporates any open source Software or freeware, nor is any Developed Software based upon any Software that is licensed pursuant to an open source license, nor is any open source Software used by Seller in a manner that requires contribution of any portion of any Software or Product to any third party, including to the open source Software community.  There are no defects in the Developed Software, and, to Seller’s Knowledge and Owners’ Knowledge, no defects in the Software licensed by Seller or Owners from third parties that, in either such case, would prevent or materially impair the ability of Purchaser to conduct the Business as of the Closing Date as such Business is currently conducted by Seller.  There are no viruses, worms, Trojan horses or similar harmful code in the Developed Software, and, to Seller’s Knowledge or Owners’ Knowledge, no viruses, worms, Trojan horses or similar harmful code in the Software licensed by Seller or Owners from third parties.  Except as stated in Schedule 6.10.6, Seller or Owners owns all of the Source Code and Object Code comprising the Developed Software.

6.10.7. Seller is not subject to any agreement prohibiting or restricting its right to use the data generated or transmitted over Seller’s network, including without limitation the right to aggregate, analyze and commercialize the data and products derived therefrom, without any payment to or consent of any other Person.

6.10.8. Neither Seller nor Owners is subject to any condition or restriction (including, without limitation, the AT&T Contract or the Xirgo Contract) that could reasonably be expected to result in the release or transfer of any of the Owned Intellectual Property to a third party.

6.11. No Conflict of Interest.  Except as set forth in Schedule 6.11, neither (i) Owners, nor (ii) any manager, general partner, director, member, stockholder or Affiliate of Owners or Seller:

6.11.1. owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, employee or consultant of, any person which is, or is engaged in business as, a lessor, lessee, supplier, distributor, sales agent or customer of the Business;

6.11.2. owns, directly or indirectly, in whole or in part, any property that Seller uses in the conduct of the Business, including, without limitation, any Intellectual Property;

6.11.3. has any cause of action or other claim against, or owes an amount greater than $10,000 to, the Seller or the Business, except for claims in the Ordinary Course of Business such as for accrued vacation pay, accrued benefits under employee benefit plans, travel allowances and similar matters;

6.11.4. has any Contract with, or any outstanding loan to or from, the Seller or the Business each in an amount greater than $10,000; or

6.11.5. has any interest in the Purchased Assets, including without limitation, any Intellectual Property within the scope of the Purchased Assets.

6.12. Labor Relations; Officers and Employees.

6.12.1. Seller is not a party to, or engaged in negotiating, any collective bargaining agreement.  Seller is not the subject of any claim which is pending or, to Seller’s Knowledge, threatened asserting that Seller has discriminated or committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state or foreign Laws) or seeking to compel Seller to bargain with any labor organization as to wages and conditions of employment.  No strike or other labor dispute involving Seller is pending or, to Seller’s Knowledge, threatened, and there is no activity involving any employees of Seller seeking to certify a collective bargaining unit or engaging in any other organization activity.

6.12.2. Copies of any employment agreements and total compensation for the Key Employees have previously been provided to Purchaser.  Except with respect to each Key Employee, Schedule 6.12 sets forth (i) a list of all written employment agreements with any employee or agent of Seller involved in the Business and the total compensation (separately stating salary and bonus or other compensation) payable to each of them, including any fringe benefits (other than those made available to employees generally) provided to each of them, and (ii) any payments or commitments to pay any severance or termination pay to any officer, director, employee, consultant or other representative of Seller involved in the Business.  None of such persons has notified Seller that he or she will terminate such person’s relationship with Seller.  There are no unwritten agreements binding on Seller with respect to any of the foregoing matters.  A separate list including the name and total compensation of each officer of Seller involved in the Business, and the name and total compensation of each other employee or independent contractor of Seller involved in the Business has been provided by Seller to Purchaser.

6.12.3. The Transferred Employees are all the employees that are required to operate the Business as conducted by Seller immediately prior to the Closing Date.  The former employees of Efficacy who are Transferred Employees are the only former employees of Efficacy who are required to operate the portion of the Business conducted by Seller in India substantially as such portion of the Business was conducted by Seller immediately prior to the Closing Date.

6.13. Employee Benefits.

6.13.1. Schedule 6.13.1 contains a list of each Plan, each Multiemployer Plan, and each Benefit Arrangement.

6.13.2. To Seller’s Knowledge, there is no investigation by any Governmental Authority and there is no other action, suit or claim pending (except actions, suits or claims for benefits payable in the normal operation of the Plans, other than actions, suits or claims which if adversely determined, would reasonably be expected to result in a material liability to Seller) or threatened against any Plan or against the assets of any Plan.

6.13.3. No Plan is subject to Part 3 of Title I of ERISA or Section 412 of the Code or Title IV of ERISA.

6.13.4. All Plans comply and have complied with applicable provisions of their terms, the Code, ERISA and other applicable Laws, except where such non-compliance would not reasonably be expected to result in a material liability to Seller.

6.13.5. Neither Seller nor any other disqualified person (as defined in Section 4975 of the Code) or party in interest (as defined in Section 3(14) of ERISA) has engaged in any non-exempt prohibited transaction with respect to any Plan and there is no pending assertion of the occurrence of any such transaction.

6.13.6. Each Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable opinion or determination letter from the Internal Revenue Service as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable opinion or determination letter which is reasonably expected to adversely affect the qualified status of such Plan.

6.13.7. All contributions required to be made to each Plan under the terms of such Plan, ERISA, the Code or other applicable Law for all periods prior to the Closing Date have been timely made except where such failure to make timely contributions is not reasonably expected to result in a material liability to Seller.

6.13.8. Seller complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code).

6.13.9. No Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of Seller, other than continuation coverage required by Section 4980B of the Code or Sections 601 to 608 of ERISA or other similar state laws (“COBRA”).

6.14. Environmental Matters. Except as disclosed in Schedule 6.14:

6.14.1. Seller, including with respect of the operations of the Business, the Purchased Assets and, without limitation, the Leased Real Property, is in compliance with all Environmental Laws, except such non-compliance which would not reasonably be expected to result in a material liability to Seller;

6.14.2. Seller holds, and is in compliance with, all Permits required under Environmental Laws for Seller to conduct the Business, except such non-compliance which would not reasonably be expected to result in a material liability to Seller;

6.14.3. Seller is not subject to any Order, and has not agreed to any Order, relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law;

6.14.4. Seller has not (A) released or disposed of any Hazardous Substance on, to, under or at the Leased Real Property or any other location, whether or not formerly owned, used or leased, in violation of applicable Environmental Law, or (B) received any request for information or written notice requiring the removal of Hazardous Substances from the Leased Real Property or other real property;

6.14.5. There are no Environmental Claims pending or, to Seller’s Knowledge, threatened against or involving Seller, the Business, the Leased Real Property or any real property formerly used, owned or leased by Seller or the Business, or otherwise related to any Environmental Liability of Seller or the Business;

6.14.6. Seller or the Business has not (a) used asbestos-containing material in its operations or products; or (b) engaged in any operations save for the type currently conducted by the Business; and

6.14.7. Seller has not entered into or agreed with any Governmental Authority pursuant to any Environmental Law regarding the imposition of any Lien or limitation on the future use of the Leased Real Property.

6.15. Taxes.

6.15.1. Except as otherwise provided in Schedule 6.15, all Tax Returns in respect of any Pre-Closing Tax Period required to be filed prior to the Closing Date have been or will be filed in a timely manner and are or will be true, complete and correct, and all Taxes in respect of any Pre-Closing Tax Period (whether or not such Taxes were shown or required to be shown on a Tax Return), including all Taxes for which a notice of assessment or demand for payment has been received, have been or will be timely and fully paid.

6.15.2. The charges, accruals and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of Seller for any Pre-Closing Tax Period as reflected on the books of Seller are and will be adequate to cover such Taxes.

6.15.3. Except as provided in Schedule 6.15, no penalties or other charges are or will become due with respect to the late filing of any Tax Return required to be filed on or before the Closing Date.

6.15.4. Except as otherwise provided in Schedule 6.15, there are no Tax Liens imposed on any property or assets of Seller.  No deficiencies for any Tax liability of Seller have been proposed, asserted or assessed which remain unpaid.

6.15.5. With respect to all Tax Returns:  (A) except as set forth on Schedule 6.15, there is no action, suit, proceeding, investigation, audit or claim pending or in progress or, to Seller’s Knowledge, threatened regarding any Taxes relating to Seller or any group of affiliated corporations of which Seller is now or was formerly a member, for any Pre-Closing Tax Period; and (B) no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax.

6.15.6. Schedule 6.15 sets forth the status of the audits of the United States Federal income tax returns of Seller for each taxable year for which the statute of limitations has not expired, including the amounts of any deficiencies and additions to tax, interest and penalties indicated on any notices of proposed deficiency or statutory notices of deficiency, and the amounts of any payments made by Seller with respect thereto.  Each such return for which the audit has not been completed accurately reflects the amount of liability for Taxes thereunder in all material respects and makes all material disclosures required by the Code and regulations thereunder and other applicable provisions of Law.  Except as set forth on Schedule 6.15, Seller has not agreed to, or is not required to, make any adjustments under section 481(a) of the Code by reason of a change in accounting method or otherwise.

6.15.7. Schedule 6.15 sets forth the status of the audits of state, local and foreign Tax Returns of Seller for each taxable year for which the statute of limitations has not expired, including the amounts of any deficiencies or additions to tax, interest and penalties that have been made or proposed, and the amounts of any payments made by Seller with respect thereto.  Each such Tax Return for which the audit has not been completed accurately reflects the amount of liability for Taxes thereunder and makes all disclosures required by applicable provisions of Law.

6.15.8. Except as set forth on Schedule 6.15, all Taxes that Seller is required by Law to withhold or collect have been duly withheld or collected, and have been timely paid over to the appropriate Governmental Authorities to the extent due and payable.

6.15.9. Seller has not been or is not included in any consolidated, affiliated, combined, unitary, aggregate or other similar Tax Returns.

6.15.10. Except as set forth in Schedule 6.15, no power of attorney is currently in effect, and no Tax ruling has been requested of any Governmental Authority, with respect to any Tax matter relating to Seller.

6.16. Legal Proceedings. There are no outstanding Orders against or involving Seller or its Business or properties.  Except as set forth on Schedule 6.16, there are no actions, suits, claims or legal, administrative or arbitral proceedings or, to Seller’s Knowledge, investigations (collectively, “Claims”) (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to Seller’s Knowledge, threatened, against or involving Seller or any of the Purchased Assets.  To Seller’s Knowledge, there is no fact, event or circumstance that would reasonably be expected to give rise to any Claim that would be required to be set forth on Schedule 6.16 if currently pending or threatened.  All notices required to have been given to any insurance company listed as insuring against any Claim set forth on Schedule 6.16 have been timely and duly given and, to Seller’s Knowledge, no insurance company has asserted that such Claim is not covered by the applicable policy relating to such Claim.  Except as set forth on Schedule 6.16, there have not been any product liability Claims (other than routine warranty claims in the Ordinary Course of Business) against or involving Seller or any product manufactured, marketed or distributed at any time by Seller.

6.17. Material Contracts.

6.17.1. Schedule 6.17 contains a complete and accurate list of each of the following Contracts to the extent not set forth on Schedules 6.10.1, 6.10.2, 6.10.3, 6.10.4, or 6.12:

6.17.1.1. all Contracts that provide for payment or receipt by Seller in connection with the Business of more than $25,000 per year, including any such Contracts with vendors, suppliers, customers or clients and including the AT&T Contract and the Xirgo Contract;

6.17.1.2. all Contracts relating to Indebtedness or granting a Lien on any of the Purchased Assets;

6.17.1.3. all Contracts that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;

6.17.1.4. all Real Property Leases;

6.17.1.5. all Contracts with employees, officers, directors, and independent contractors providing services to the Business;

6.17.1.6. all license agreements, franchise agreements or agreements in respect of similar rights granted to or held by Seller, except for Software licenses excluded from Schedule 6.10.2 in accordance with Section 6.10.2;

6.17.1.7. all joint venture, partnership, co-development or similar Contracts;

6.17.1.8. all Contracts pursuant to which Seller undertakes any indemnification obligation;

6.17.1.9. all Contracts pursuant to which Seller has a beneficial interest in any confidentiality, non-competition, or non-solicitation covenant of any Person, any assignment to Seller or vesting of ownership in Seller of any Intellectual Property;

6.17.1.10. all requirements Contracts or Contracts providing for an exclusive supplier, dealer, agency or similar relationship; and

6.17.1.11. any other Contract that is material to the Business taken as a whole.

6.17.2. Schedule 6.17 also lists and describes the status of all Contracts currently in negotiation or proposed by Seller of a type which if entered into by Seller would be required to be listed on Schedule 6.17 (“Proposed Contracts”).

6.17.3. Seller has delivered to Purchaser true and complete copies of (i) all of the Contracts set forth on Schedules 6.10.1, 6.10.2, 6.10.3, 6.10.4, 6.12, and 6.17 (the “Material Contracts”) and (ii) the most recent draft, letter of intent or term sheet (or if none exist, a reasonably detailed written summary) embodying the terms of all of the Proposed Contracts set forth on Schedule 6.17.  All of the Material Contracts were entered into in bona fide transactions in the Ordinary Course of Business and are valid and binding upon Seller and, to Seller’s Knowledge, the parties thereto, in accordance with their terms and are in full force and effect.  Seller is not in default under any of the Material Contracts, nor, to the knowledge of Seller, does any condition exist that with notice or lapse of time or both would constitute a default thereunder.  To Seller’s Knowledge, no other party to any Material Contract is in default thereunder in any material respect nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder.  All approvals or consents of any person needed in order that the Material Contracts continue in full force and effect immediately following the consummation of the transactions contemplated by this Agreement are set forth on Exhibit 9.5.

6.17.4. Schedule 6.17.4 contains the written warranty policies given by Seller to its customers in the Ordinary Course of Business in connection with products sold or manufactured by Seller prior to the Closing Date.  Schedule 6.17.4 also sets out all material warranty claims currently pending against Seller and a true and correct statement of the actual warranty expenses incurred by Seller in each of its fiscal years ending December 31, 2013 and December 31, 2014.  No warranties to customers exist other than as stated in Schedule 6.17.4.  Seller has at no time prior to the date hereof conducted any product recall, or taken any other similar action (whether voluntary or required by law), with respect to any products.

6.17.5. All legally binding agreements, arrangements, offers, proposals, and bids of the Company have been reduced to writing, and no oral agreements, arrangements, offers, proposals, or bids exist that bind Seller in any way.

6.17.6. Schedule 6.17.6 hereto sets forth the ten (10) largest suppliers and ten (10) largest customers of the Business as of the date hereof, based on the dollar amount of purchase and sales for the twelve (12) month period ended on or about June 30, 2015.  The relationships of Seller with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 6.17.6 hereto, no supplier or customer of material importance to the Business has cancelled or otherwise terminated, or, to the knowledge of Seller, threatened to cancel or otherwise to terminate, its relationship with Seller; or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the Business or its usage or purchase of the services or products of Seller, except for normal cyclical changes related to customers’ businesses.  To Seller’s Knowledge or Owners’ Knowledge, no supplier or customer intends, whether as a result of the transactions contemplated hereby or otherwise, to cancel or otherwise substantially modify its relationship with Seller or to decrease materially or limit its services, supplies or materials to Seller, or its usage or purchase of any of Seller’s services or products, and the consummation of the transactions contemplated hereby will not adversely affect the relationship of Purchaser with any such supplier or customer.

6.18. Compliance with Laws, Certifications.

6.18.1. Seller is not in material violation of any applicable Law or Order, and Seller has not received written notice that any such violation is being or may be alleged.  To Seller’s Knowledge, no investigation by any Governmental Authority with respect to Seller or the Products is pending or, threatened and Seller has not received any written notice of any intention by any Governmental Authority to conduct the same.

6.18.2. The Products currently marketed by Seller and those products previously sold by Seller as to which Purchaser is assuming warranty obligations hereunder are or were, on the date of sale by Seller, (i) in compliance with all Permits, and (ii) in compliance with all Governmental and non-governmental certifications required for their sale in any market in which they were or currently are sold or distributed or with respect to which they were or are marketed or advertised for sale by Seller.

6.18.3. Since Seller’s formation, all exports of Seller’s products have been made in compliance in all material respects with all United States export control regulations and no product manufactured by Seller is subject to any export licensing requirement under such laws and regulations, including without limitation Export Administration Regulations (EAR), 15 C.F.R. Parts 730-774, as amended, and regulations governing the manufacture and export of defense articles, defense services and associated technical data, as set forth in the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120-130, as amended.

6.18.4. Seller is not a party to any contract with, and, since Seller’s formation, has not sold or purchased goods and services to or from: (i) any Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked person,” within the definitions set forth in the Foreign Assets Control Regulations, contained in 31 C.F.R., Subtitle B, Chapter V, as amended (the “OFAC Regulations”), or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations, (ii) the government, including any political subdivision, agency, or instrumentality, of any country against which the United States maintains economic sanctions or embargos, (iii) a Person who has informed Seller that such person is acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any of the Persons listed in subparagraphs (i)-(ii) above, or (iv) a Person on any other export control, terrorism or drug trafficking related list administered by any Governmental Agency as that list may be amended, adjusted or modified from time to time.

6.18.5. The practices and activities of Seller are in compliance with, and, for the past five (5) years, Seller has maintained compliance with, the regulations administered by the Office of Foreign Assets Control of the US Department of the Treasury, 31 C.F.R., Subtitle B, Chapter V, as amended.

6.19. Security and Data Breaches.

6.19.1. Within the past five (5) years, none of Seller or any of its predecessor entities have experienced, or been the subject of, any Data Breach Incident (as defined below) with respect to: (i) any of the written or electronic data, information and other records maintained in connection with the Business (and whether such data, information or other records concern customers, vendors, employees or other third parties), or (ii) any of the records storage systems, information management systems, computing systems or devices or other electronic systems or devices used in the Business. “Data Breach Incident” means any improper or unauthorized intrusion of, access to, or use or disclosure of records, data or information (whether in electronic or non-electronic form) handled, stored or maintained by the subject Person or the electronic systems used by such Person for such handling, storage or maintenance.

6.19.2. Except as set forth on Schedule 6.19.2, other than with respect to customary personnel records concerning Seller’s employees, Seller does not maintain any of the following types of data, information or other records concerning any Person (whether a customer, vendor, employee or other third party): social security number, driver’s license information, credit card information, bank account information, other financial account information, healthcare information or other personal health-related information, location data, personal addresses, or other personally identifying data.

6.20. Insurance. Schedule 6.20 sets forth a summary of all policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of Seller and the Business (specifying the policyholder, the amount of the coverage, the insurer, the type of coverage, the risks insured and any pending claims thereunder).  Such policies and binders are valid and binding in accordance with their terms, and are in full force and effect.  All general liability policies maintained by or for the benefit of Seller are “occurrence” policies and not “claims made” policies.  Seller has no outstanding bonds and other surety arrangements in connection with the operations of Seller or the Business.  Schedule 6.20 sets forth a summary of loss experience under each insurance policy.

6.21. Fees or Commissions. Except as set forth on Schedule 6.21, neither Seller nor Owners (including their respective officers, directors, stockholders and employees) has employed any broker, agent or finder or incurred any liability for any brokerage fees, agent’s commissions or finder’s fees or other similar obligations in connection with the transactions contemplated hereby.

6.22. Illegal Payments. Neither Seller nor, to Seller’s Knowledge, any manager, member, officer, employee or agent of Seller, or any other person or entity on behalf of Seller, has made or authorized any payment of funds which is prohibited by law.

6.23. Inventories. The inventories of Seller are accounted for on a first in/first out, lower of cost or market value basis.  Except as set forth on Schedule 6.23, the inventories of Seller are current, merchantable, readily usable or saleable in the Ordinary Course of Business and are written down to net realizable market value, and no obsolete, unsaleable, excess or slow-moving inventory is included.

6.24. Real Property.

6.24.1. Seller does not own any land, buildings, structures, plants, facilities or other improvements, and has not at any time prior to the Closing Date.

6.24.2. Other than the respective agreements set forth on Schedule 6.24.2 (the “Real Property Leases”) under which Seller leases the Leased Real Property, Seller is not a party to any leases, subleases, licenses and other agreements under which Seller has the right to use or occupy, now or in the future, any real property.  Seller has heretofore delivered to Purchaser true, correct and complete copies of the Real Property Leases (including all modifications, amendments and supplements).  The Real Property Leases are valid, binding and in full force and effect, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Seller has valid leasehold interests in the Leased Real Property, in each case free and clear of all Liens other than Permitted Liens.  All rent and other sums and charges payable by Seller as tenant thereunder are current.  Seller has complied in all material respects with the terms of the Real Property Leases.  Seller has not taken any action or omitted to take any action that could permit any lessor (with the giving of notice, the lapse of time, or both) to terminate a Real Property Lease and, to Seller’s Knowledge, no other termination event or condition or uncured default exists that could permit any lessor (with the giving of notice, the lapse of time, or both) to terminate a Real Property Lease.  Seller has not received written notice from any lessor that it is in default in respect of any of its obligations or liabilities pertaining to the Leased Real Property.

6.24.3. To Seller’s Knowledge, there is no pending, threatened or contemplated condemnation proceeding affecting the Leased Real Property or any part thereof or any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.

6.24.4. The uses to which the Leased Real Property have been put by Seller are permitted uses under applicable zoning ordinances.  To Seller’s Knowledge, the Leased Real Property complies with all applicable building and zoning codes, federal, state and local laws and ordinances (including but not limited to the Americans with Disabilities Act), easements, restrictions and covenants of record.

6.24.5. Seller has direct access to and from the Leased Real Property to dedicated and accepted public streets.

6.24.6. Seller is in peaceful and undisturbed possession of the Leased Real Property.

6.25. Receivables. All Receivables and Lease Receivables of Seller as of the Interim Balance Sheet Date are shown on the Interim Balance Sheet, and all such Receivables and Lease Receivables and all Receivables and Lease Receivables acquired or generated by Seller subsequent to the Interim Balance Sheet Date have arisen in the Ordinary Course of Business from the delivery and sale of Seller’s products and constitute valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims and have been collected or are collectable in the aggregate recorded amounts thereof in accordance with their terms, net of the reserve for uncollected accounts set forth in the calculation of Closing Date Net Working Capital.

6.26. Disclosure. This Agreement, the Schedules to this Agreement, and the Exhibits to this Agreement delivered by or on behalf of Seller or Owners in connection with this Agreement and the transactions contemplated hereby are true and complete.  No Schedule or other document expressly referenced in this Agreement that has been furnished by or on behalf of Seller or Owners to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not materially false or misleading.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and Owners as follows:

7.1. Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being and as heretofore conducted.

7.2. Authority to Execute and Perform Agreement. Purchaser has the legal right and power and all corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder.  Each of this Agreement and the other agreements and other instruments being delivered at the Closing by Purchaser have been duly authorized by all necessary company action and have been or will have been duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery thereof by Seller Mark-It and Owners) are, or will be when executed and delivered, valid and binding obligations of Purchaser enforceable in accordance with their terms.  The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Organizational Documents of Purchaser; (ii) require Purchaser to obtain any consent, approval or action of, or make any filing with or give any notice to, any Governmental Authority or any other person; (iii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise cause the termination of or give any other contracting party the right to terminate, cancel or accelerate any obligation or to receive any material benefit under or constitute (or with notice or lapse of time or both would constitute) a default under any contract, or result in the creation of any Lien upon the assets or properties of Purchaser; (iv) violate any Order against, or binding upon, Purchaser or its properties or business; or (v) violate any Law.

7.3. Fees or Commissions. Purchaser (including its officers, directors and employees) has not incurred any liability for any brokerage fees, agent’s commissions or finder’s fees or other similar obligations in connection with the transactions contemplated hereby except as will be paid by Purchaser outside of Closing and without any liability on the part of Seller.

7.4. Orders. Purchaser is not subject to any Order that would prevent or materially impair or delay the ability of Purchaser to consummate the Asset Sale or to perform its other obligations hereunder.

ARTICLE 8

COVENANTS

8.1. Conduct of the Business. Seller and Owners agree that, from the date hereof to the Closing, except (a) to the extent otherwise permitted by this Agreement, (b) as expressly required by any Governmental Authority or Law, or (c) as consented to in writing by Purchaser, Seller:

8.1.1. will operate the Business in the Ordinary Course of Business in all material respects, including maintaining Inventories;

8.1.2. will not declare or pay any dividend or distribution on or in respect of any of its equity securities or redeem, purchase or acquire any of its equity securities;

8.1.3. will use commercially reasonable efforts to preserve the Business organization intact, to retain the services of its employees and to preserve the Business goodwill and relationships with customers, suppliers, creditors and others having business relationships with it;

8.1.4. will take such action as may be commercially reasonably necessary to preserve the Business properties and assets and to maintain its Permits;

8.1.5. will maintain in full force and effect its insurance policies presently in effect;

8.1.6. will comply with any Law or Order applicable to the Business;

8.1.7. will promptly advise Purchaser in writing of any Material Adverse Change or any event or circumstance which will, or with reasonable certainty may, result in a Material Adverse Change;

8.1.8. will review with Purchaser all decisions regarding major vendor Contracts, major customer Contracts, major equipment purchases and sales and other major operational decisions;

8.1.9. will not modify, amend or terminate any Material Contract, including, without limitation, the AT&T Contract or the Xirgo Contract;

8.1.10. grant or materially increase, or make any commitment to grant or materially increase (whether such commitment is oral or written), (i) the compensation or other direct or indirect remuneration payable to any officer or employee of the Business, (ii) any bonus, incentive or deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement, or (iii) the benefits payable under any employment or consulting agreement other than (A) any such contributions to a Plan or Benefit Arrangement that are regularly scheduled or are required pursuant to the terms of such Plan or Benefit Arrangement or by applicable law, or (B) any such increases in the Ordinary Course of Business;

8.1.11. will not adopt, modify, or terminate any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Plan or Benefit Arrangement, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

8.1.12. will obtain Purchaser’s written approval prior to filing any documents or papers with or making any written representations to the United States Patent and Trademark Office or the patent or trademark offices of any foreign countries;

8.1.13. will not sell, transfer, assign or otherwise dispose of or encumber any of the assets that would be Purchased Assets other than dispositions to unaffiliated purchasers for full value in the Ordinary Course of Business of (1) Inventories, (2) products, (3) other assets that will not affect the operations of the Business in any material respect, or (4) other assets that are replaced in full by comparable assets prior to the Closing;

8.1.14. except in the Ordinary Course of Business, will not grant any additional Licenses Out, modify or compromise any existing License Out, settle or compromise any claim of infringement by any third party of any Owned Intellectual Property, or otherwise sell, transfer or encumber any Owned Intellectual Property;

8.1.15. will obtain Purchaser’s written approval prior to leasing, renewing, subleasing, using, selling, or buying any real property interest; and

8.1.16. will not make any agreement or commitment to take any action referred to in subparagraphs 8.1.1 through 8.1.15 above.

8.2. Examinations and Investigations; Confidentiality Agreement. Prior to the Closing Date, Purchaser may, through its respective employees, agents and representatives, make or cause to be made such investigation of Seller, the Business and Purchased Assets as it deems necessary or advisable.  Such investigation shall not affect the representations and warranties hereunder.  Seller will permit Purchaser and its employees, agents and representatives, on reasonable notice, to have access to Seller’s premises, and books, records and documents during normal business hours, including, but not limited to, the work papers of its accountants, and to furnish such data and other information with respect to Seller, the Purchased Assets and Business as Purchaser shall from time to time reasonably request (“Due Diligence”).  Upon the written consent of Seller, such consent not to be unreasonably withheld, Purchaser may also contact Seller’s customers, suppliers and employees in the course of its investigation of the Business and Purchased Assets.  All expenses incurred in the course of conducting Due Diligence pursuant to this Section 8.2 shall be borne by Purchaser.  Purchaser shall exercise reasonable efforts not to disrupt the business of Seller or Seller’s relationships with its customers, suppliers and employees during the course of Purchaser’s investigations hereunder.  Between the date of this Agreement and the Closing Date, all information regarding Seller or the Business received by Purchaser or its representatives in the course of conducting Due Diligence shall be governed by and held in confidence under the terms and conditions of the Confidentiality Agreement, which Purchaser acknowledges shall remain in effect until the earlier of the Closing Date or the termination of this Agreement notwithstanding any provision to the contrary in the Confidentiality Agreement or, if this Agreement is terminated, until such later date as provided in the Confidentiality Agreement.

8.3. Certain Filings, Consents and Action. Seller and Purchaser shall cooperate with each other in determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other Law, or whether any consents, approvals or waivers are required to be obtained from other parties under Contracts material to the Business in connection with the consummation of the transactions contemplated hereunder, and will cooperate with each other in completing those filings.  Upon Closing, and to the extent not otherwise obtained prior to the Closing Date, Seller will use all commercially reasonable efforts and will immediately seek to obtain all such additional consents, approvals, permits, authorizations or waivers.

8.4. Public Announcement. Seller and Purchaser shall mutually agree as to the form, timing and substance of any public announcement related to this Agreement or the transactions contemplated hereby, such agreement not to be unreasonably withheld or delayed, and consult with each other as to the form, timing and substance of other public disclosures related hereto; provided, however, that nothing contained herein shall prohibit either party without the agreement of the other party from making any disclosure required by Law or as such party deems necessary under federal or state securities laws.

8.5. Acquisition Proposals. Neither Seller nor Owners will, prior to the termination or expiration of this Agreement, directly or indirectly, through any officer, employee, member, manager, director, stockholder, representative, broker, advisor or agent (i) seek, solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to any acquisition or purchase of the equity or of the Purchased Assets of, or of any profit sharing interest in, Seller, or any tender or exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation or dissolution that is part of a plan to transfer assets that would be Purchased Assets to a third party or third parties, or similar transaction involving, directly or indirectly, Seller (each an “Acquisition Proposal”), (ii) participate or cooperate in or consider or pursue, any discussions or negotiations regarding an Acquisition Proposal or furnish to any Person information concerning Seller for any Acquisition Proposal, or (iii) otherwise solicit or cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any Person to make or enter into an Acquisition Proposal.  Seller shall notify Purchaser in writing within twenty-four hours of any breach of this Section 8.5 or of the receipt of any unsolicited Acquisition Proposal.  Seller shall cause all of their agents, officers, employees, directors, stockholders, and representatives to abide by the terms of this Section 8.5.

8.6. Further Assurances. After the Closing, Seller and Owners will, at Purchaser’s reasonable request from time to time and without further consideration, execute and deliver or cause to be executed and delivered to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation (including, without limitation, additional assignments suitable for recording with respect to Intellectual Property) and take such other action as Purchaser may reasonably request so as to fully, effectively and completely sell, assign, transfer to and vest in Purchaser title to and possession of the Purchased Assets.  In the event that Seller receives any funds that are the property of Purchaser, it shall promptly forward such funds to Purchaser, and in the event that Purchaser receives any funds that are the property of Seller, it will promptly forward such funds to Seller.

8.7. Proration of Expenses. Seller and Purchaser agree that all expenses, including telephone, gas, electric, heat and other utility charges, real and personal property taxes and assessments, rent and proportionate share of charges for incurred operating costs owed to the lessor under any lease which is assumed by Purchaser and other prepaid and deferred items which are attributable to periods before and after the Closing Date, shall be prorated between Seller and Purchaser as of the Closing Date.  Such prorations, to the maximum extent possible, shall be included in the determination of the Closing Date Net Working Capital under Section 4.3.

8.8. Financial Information.

(a) From and after the date hereof until Closing, Seller shall provide Purchaser with copies of all monthly financial statements of Seller and the Business, prepared in accordance with sound accounting practices and principles consistently applied.  Such financial statements shall be delivered to Purchaser within fifteen (15) days of the end of each month.  Within thirty (30) days after the Closing, Seller shall deliver to Purchaser the balance sheet of the Company, as of the Closing Date, prepared in accordance with GAAP and in a manner consistent with the Financial Statements.

(b) Seller will cooperate with Purchaser in causing to be prepared and delivered to Purchaser within thirty (30) days after the Closing, unaudited financial statements of Seller and the Business prepared in accordance with GAAP for the calendar quarterly periods ending on March 31, 2015, June 30, 2015 and September 30, 2015, and Seller shall split Purchaser’s third-party costs of such preparation with Purchaser, provided that Seller shall not be obligated to pay more than $7,500 in out-of-pocket costs for the preparation of such financial statements.

8.9. Third Party Consents. To the extent that Seller’s rights under any item described in this Agreement or any other Purchased Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or would be unlawful, and Seller shall use reasonable efforts in good faith to obtain any such required consents as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the item or Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller shall act after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder, including, but not limited to, Seller’s delivery to Purchaser of all revenues generated therefrom, net of Seller’s reasonable and necessary expenses incurred in relation to each such item or Purchased Asset, from Closing Date through and including the date on which consent is obtained, and shall cooperate with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.  Purchaser shall defend, indemnify and hold harmless Seller from, against and in respect of any and all liabilities, losses, damages, deficiencies or expenses resulting from Seller’s agency described in the previous sentence.  If such consent is obtained following Closing then such Purchased Asset shall be automatically assigned to Purchaser when consent is obtained without any further action on the part of any party hereto.

8.10. Bulk Sales Law. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk transfer” laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets; provided, however, that Seller and Owners shall, jointly and severally, defend, indemnify and hold harmless Purchaser, in accordance with Section 11.2, against any claims asserted against Purchaser as a result of the failure of Seller to comply with any such laws.

8.11. Cessation of Use of Names; Telephone; Domain Names. Immediately following the Closing, Seller, Owners and their Affiliates shall cease and desist from using the words or formatives “WAM Technologies”, “WAM”, or any derivations thereof, in connection with any commercial activities or in any trade name, or as part of any trademark or any product or service identification.  Seller shall also use reasonable efforts to transfer to Purchaser the telephone numbers utilized by Seller in its Business.  In addition, Seller shall comply with the domain name transfer protocol of the registrar of any domain name used or owned by Seller so as to ensure that transfer of such domain name is timely made to Purchaser.

8.12. Cooperation in Preparation of Certain Financial Information. Within 45 days after the Closing, Seller will cooperate with Purchaser in the preparation by Purchaser of standalone audited financial statements of the Business and footnotes thereto (including any other customary items related to such audited financial statements such as management representation letters), as of and for the years ended December 31, 2014 and 2013, of the type required by Regulations S-X and S-K under the Securities Act, to permit Purchaser to comply with its disclosure obligations under the Securities Act, the Exchange Act and other applicable Laws.  Seller will also cooperate with Purchaser in the preparation of the quarterly financial statements of the Business for subsequent periods (including footnotes thereto); reviewed by the Seller’s independent registered public accounting firm, of the type required by Regulations S-X and S-K under the Securities Act to be included in registration statements at least 15 days prior to the deadline to file registration statements under the Securities Act or other applicable Laws.

8.13. Tax Cooperation. Seller, on the one hand, and Purchaser, on the other hand, will provide the other with such cooperation and information as each of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for a refund of Taxes, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or proceeding in respect of Taxes, but only with respect to Taxes imposed upon or related to the operation of the Business or the Purchased Assets.  Such cooperation and information shall include providing copies of relevant Tax Returns, or portions thereof, imposed upon or related to the Purchased Assets, together with associated schedules and related work papers and documents relating to rulings or other determinations by taxing authorities.

8.14. Access to Records. Following the Closing, Purchaser shall provide Seller reasonable access to, or copies of, Business records necessary for Seller to conduct its affairs in accordance with applicable Law.  Prior to the destruction by Seller of the Retained Records, Seller shall give Purchaser the right to take possession of such Retained Records, at the expense of Purchaser, provided that Purchaser shall take possession of such records except as limited by Law.

8.15. No Dissolution. For a period of two years following the Closing (which period shall be extended during the pendency of any indemnity claims or other claims hereunder), Seller shall not, and Owners shall not cause or permit Seller to, dissolve or otherwise cease to exist as a legal entity without the written consent of Purchaser, which consent may be withheld by Purchaser in its sole discretion.

8.16. Other Post Closing Cooperation. Purchaser agrees with Owners that Purchaser will reasonably cooperate with Mark-It from time to time after the Closing, to the extent requested by Purchaser’s and Mark-It’s mutual customers, to share data (including intermodal wireless and/or shipment data) of the type previously provided by Seller to Mark-It and in a manner consistent with the past practices between Seller and Mark-It or as otherwise mutually agreed in writing between Purchaser and Mark-It.

ARTICLE 9

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Purchaser in writing delivered to Seller prior to or at the Closing:

9.1. Representations and Warranties True as of the Closing Date. The representations and warranties of Seller and Owners contained in this Agreement shall be deemed to have been made again on and as of the Closing Date and shall be true and correct as of the Closing Date.

9.2. Performance by Seller and Owners. Each of the covenants, agreements and obligations to be performed by Seller and Owners on or before the Closing Date pursuant to the terms hereof shall have been duly performed by Seller and Owners on or before the Closing Date.

9.3. Authority. All actions required to be taken by Seller and Owners to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.  Purchaser shall also have obtained the consent of its Managing Member to the consummation of the transactions contemplated by this Agreement.

9.4. Consents. All notices to, permits, authorizations, approvals, consents and waivers from any Governmental Authority and all third party consents listed as items (b) through (e) on Exhibit 9.4 as closing conditions shall have been made or obtained, provided that the contract listed as item (e) shall be handled in accordance with the related proviso on such Exhibit 9.4.

9.5. Assumed Contracts and Assigned Rights. All consents and assignments of the Assumed Contracts and Assigned Rights listed as items (b) through (e) on Exhibit 9.4 shall have been obtained, provided that the contract listed as item (e) shall be handled in accordance with the related proviso for item (e) on such Exhibit 9.4.

9.6. Owned Intellectual Property.  All Owned Intellectual Property and any other Intellectual Property held by Owners or any Affiliate of Owners that has not prior to the date of this Agreement been assigned and transferred to Seller shall have been properly assigned and transferred to Seller, and if registrable, registered in Seller’s name, and subsequently assigned and transferred to Purchaser.

9.7. Absence of Litigation. No action, suit or proceeding petitioning a Governmental Authority to forbid or enjoin the consummation of the transactions contemplated under this Agreement shall be pending or threatened in writing.  No preliminary or permanent injunction or other Order shall have been issued by any Governmental Authority of competent jurisdiction which remains in effect and restricts the consummation of the transactions contemplated hereby and no Law shall have been enacted by any Governmental Authority that makes consummation of the transactions contemplated hereby illegal.

9.8. No Material Adverse Change. Since the date hereof, there shall not have been any Material Adverse Change.

9.9. Title. Seller shall deliver good title to all of the Purchased Assets free and clear of Liens except for Permitted Liens.

9.10. Restrictive Covenants Agreements.  At Closing, Purchaser shall have received restrictive covenants agreements, in the form of Exhibit 9.10 attached hereto, related to the Restricted Business and the products and services offered as of Closing by Seller, from each of the following: (i) management personnel of Seller, as designated by Purchaser, (ii) Affiliates of Seller and Owners, as designated by Purchaser; provided that Advent, Inc. and Advent Intermodal shall not be required to provide a restrictive covenants agreement, (iii) Efficacy Systems Pvt Ltd. (“Efficacy”), (iv) Refrigerated Transport Technologies, LLC, and (v) Mark-It.

9.11. Certificate of Indebtedness. Seller shall have caused Seller to prepare and deliver to Purchaser a certificate (the “Certificate of Indebtedness”) certifying as to (a) the amount of all Indebtedness of Seller outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon, and (b) the aggregate amount of customer deposits (if any) held by Seller as of the Closing Date.  Seller shall have caused Seller’s creditors to deliver pay-off letters and lien discharges (or agreements to discharge liens conditioned solely on payment in full), each in form satisfactory to Purchaser, with respect to such Indebtedness.

9.12. Discharge of Liens. Seller shall have complied with the requirements of Section 5.3.7 of this Agreement and each Uniform Commercial Code financing statement filed against any of the Purchased Assets (other than any such financing statement in favor of any lender to Purchaser) shall either have been terminated or termination statements with respect thereto in form and substance satisfactory to Purchaser and Purchaser’s counsel shall have been delivered (or agreed to be delivered upon payment in full) to Purchaser.

9.13. Other Agreements. Any of the agreements, documents or instruments to be delivered as contemplated under this Agreement by Seller, not otherwise listed in this Article 9 shall have been executed and delivered by Seller as applicable.

9.14. Escrow Agreement. Seller and the Escrow Agent shall have executed and delivered to Purchaser the Escrow Agreement in substantially the form attached hereto as Exhibit 9.14 (“Escrow Agreement”) and the Escrow Agreement shall be in full force and effect.

9.15. Due Diligence. Purchaser shall be satisfied with the results of its Due Diligence investigation and the evaluation of the Business.

9.16 Pending Litigation.  Each of Purchaser, Seller, Mark-It and Owners shall have dismissed with prejudice the claims and counterclaims with respect to past actions any of them may have against one another pursuant to the Pending Litigation.

9.17 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to Purchaser in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Purchaser and Purchaser’s counsel, and Purchaser shall have received the originals or certified or other copies of all such records and documents as Purchaser may reasonably request.

9.18 Transition Services Agreements.  On or prior to the Closing Date, each of the following Persons shall have entered into a written agreement with Purchaser (or a designee of Purchaser) for such Person to provide reasonable transition assistance to Purchaser in the operation of the Business following the Closing, in respective form thereof attached hereto as Exhibits 9.18: (i) the Owners and Paul Carlet, with respect to general consulting and transitional assistance concerning the Business; (ii) Efficacy, with respect to the use of office space and related requirements for former employees of Efficacy who are hired by Purchaser (or a designee of Purchaser) after the Closing; and (iii) the Seller and Mark-It, with respect to the reconfiguration and relocation of software acquired by Purchaser from Seller and with respect to support of the transition services agreement with Efficacy referred to in Section 9.18(ii) above.

ARTICLE 10
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, of the following conditions, any of which may be waived in whole or in part by Seller in writing delivered to Purchaser prior to or at the Closing:

10.1. Representations and Warranties True as of the Closing Date. The representations and warranties of Purchaser contained in this Agreement shall be deemed to have been made again on and as of the Closing Date and shall be true and correct as of the Closing Date.

10.2. Performance by Purchaser. Each of the covenants, agreements and obligations to be performed by Purchaser on or before the Closing Date pursuant to the terms hereof shall have been duly performed by Purchaser on or before the Closing Date, including all payments and deliveries provided for in Section 4.2.

10.3. Authority. All actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken, including approval of Purchaser’s Managing Member.

10.4. Absence of Litigation. No action, suit or proceeding petitioning a Governmental Authority to forbid or enjoin the consummation of the transactions contemplated under this Agreement shall be pending or threatened in writing.  No preliminary or permanent injunction or other Order shall have been issued by any Governmental Authority of competent jurisdiction which remains in effect and restricts the consummation of the transactions contemplated hereby and no Law shall have been enacted by any Governmental Authority that makes consummation of the transactions contemplated hereby illegal.  Each of Purchaser, Seller and Owners shall have dismissed with prejudice the claims and counterclaims with respect to past actions any of them may have against one another pursuant to the Pending Litigation.

10.5. Other Agreements. Any of the agreements, documents or instruments to be delivered as contemplated under this Agreement by Purchaser, not otherwise listed in this Article 10, shall have been executed and delivered by Purchaser.

10.6. Escrow Agreement. Purchaser and the Escrow Agent shall have executed and delivered to Seller the Escrow Agreement and the Escrow Agreement shall be in full force and effect.

10.7. Pending Litigation.  Each of Purchaser, Seller, Mark-It and Owners shall have dismissed with prejudice the claims and counterclaims with respect to past actions any of them may have against one another pursuant to the Pending Litigation

10.8. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to Seller in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to Seller and their counsel, and Seller shall have received the originals or certified or other copies of all such records and documents as Seller may reasonably request.

ARTICLE 11

INDEMNIFICATION

11.1. Survival of Representations and Warranties; Remedies. Subject to the limitations and other provisions of this Agreement, the representations and warranties in this Agreement shall survive the Closing and the consummation of the Asset Sale and shall remain in full force and effect until the expiration of the date that is fifteen (15) months following the Closing Date; provided, that the Fundamental Representations shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus sixty (60) days.  All covenants and agreements contained herein shall survive the Closing indefinitely or for the period explicitly stated therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

11.2. Indemnification by Seller and Owners. From and after the Closing, Seller and Owners, jointly and severally, agree to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses incurred by or asserted against a Purchaser Indemnified Party due to or resulting from:

11.2.1. the breach of any representation or warranty of Seller or Owners, or either of them, set forth in this Agreement, the Schedules or any certificate or other document delivered pursuant to this Agreement (determined without regard to any qualifications therein referencing “material”, “Material Adverse Effect”, “Material Adverse Change” or any derivative thereof);

11.2.2. a violation or default by Seller or Owners of any of their respective covenants, obligations or agreements set forth in this Agreement or in any other document delivered pursuant to this Agreement;

11.2.3. the Retained Liabilities;

11.2.4. the Retained Assets;

11.2.5. Seller’s failure to comply with any bulk sales law;

11.2.6. Purchaser’s payment of any debts, obligations or liabilities of Seller other than Assumed Liabilities (including any Liability (i) which is not an Assumed Liability, or (ii) that Purchaser reasonably determines that it should pay (after having requested payment by Seller) in order to protect the Business and its reputation from damage as a result of the failure of Seller to pay, perform or otherwise discharge any such Liability in accordance with its terms; provided that product or service warranty obligations that are within the definition of Assumed Liabilities and covered by Section 3.1.3 shall be indemnified in accordance with Sections 11.2.9 and 11.6.2 below);

11.2.7. any Third Party Claim (other than the Pending Litigation) for actions taken by Seller prior to the Closing Date, that is filed on or before the fifteenth month after Closing, whether or not such claims constitute a breach of a representation or warranty of Seller or Owners set forth herein; and

11.2.8. any product or service warranty obligations for products or services sold by Seller prior to the Closing Date covered by Section 3.1.3 or otherwise (but with any Losses for any such product or service warranty obligations being subject to the limitations in Section 11.6.2 below).

11.3. Indemnification by Purchaser. From and after the Closing, Purchaser agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any and all Losses incurred by or asserted against a Seller Indemnified Party due to or resulting from:

11.3.1. the breach of any representation or warranty of Purchaser set forth in this Agreement or any certificate or other document delivered pursuant to this Agreement;

11.3.2. a violation or default by Purchaser of Purchaser’s covenants, obligations or agreements set forth in this Agreement;

11.3.3. the Assumed Liabilities; and

11.3.4. Seller’s payment or satisfaction of any Assumed Liabilities (and only after a written request from Seller for payment by Purchaser, and the failure of Purchaser to pay or satisfy such Assumed Liability within 30 days after such written request).

11.4. Indemnification Procedures.

11.4.1. Any party seeking indemnification hereunder (the “Indemnified Party”, which term shall include all Indemnified Parties if there be more than one) shall promptly notify the indemnifying party or parties hereto (the “Indemnifying Party”, which term shall include all Indemnifying Parties if there be more than one) of any action, suit, proceeding, demand or breach (an “Indemnity Claim”) with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent, if at all, that such Indemnifying Party shall have been materially prejudiced thereby.

11.4.2. In the event that any Indemnified Party desires to make a claim against an Indemnifying Party under Section 11.2 or 11.3 above in connection with any suit, action, proceeding or demand at any time instituted against or made upon an Indemnified Party by any third party for which the Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim and of the Indemnified Party’s claim of indemnification with respect thereto.  The Indemnifying Party shall have forty-five (45) days after receipt of such notice to notify the Indemnified Party if the Indemnifying Party has elected to assume the defense of such Third Party Claim.  If the Indemnifying Party elects to assume the defense of such Third Party Claim, the Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing; provided, however, that (i) the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense, (ii) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification, (iii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnified Party could not reasonably be expected to have any liability with respect to any compromise or settlement of such claims effected without its consent.  Notwithstanding the foregoing, in no event shall the Indemnifying Party be entitled to assume the defense of any such Third Party Claim if (a) the Indemnified Party shall have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that a bona fide conflict of interest makes separate representation by the Indemnified Party’s own counsel advisable; (b) such Third Party Claim seeks an injunction or other equitable relief; (c) such Third Party Claim, if adversely determined, could reasonably be expected to result in Losses subject to the General Representation and Warranty Cap which, along with any other reasonably foreseeable Losses subject to the General Representation and Warranty Cap, would be in excess of the General Representation and Warranty Cap; or (d) such Third Party Claim is made by a Governmental Authority (it being understood and agreed that in any such case the Indemnifying Party may participate in the defense of such Third Party Claim with its own counsel at its own expense).  If the Indemnifying Party fails to notify the Indemnified Party of its assumption of the defense of such Third Party Claim within thirty (30) days after receipt of the Indemnified Party’s notice of a Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the Indemnifying Party, provided, however, that the Indemnified Party may not settle any Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

11.5. Method and Manner of Paying Indemnity Claims; Escrow Release.

11.5.1. In the event of any Indemnity Claim under this Article 11, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Indemnity Claim.  If within thirty (30) days the Indemnifying Party has not contested such Indemnity Claim in writing, then subject to the limitations in Section 11.6, such amount shall be deemed the amount of indemnification to which the Indemnified Party is entitled (the “Indemnified Amount”).  Subject to the limitations set forth in Section 11.6 and the Indemnified Party’s set-off rights, any Indemnified Amount payable by Seller or Owners will be payable initially from the Escrow Amount, to the extent there are sufficient funds available therein, in accordance with the terms of the Escrow Agreement; provided that recourse to the Escrow Amount shall, subject to the limitations set forth in this Agreement, not preclude an Indemnified Party from pursuing any remedies that otherwise may be available to it under applicable law or in equity.  Any other amount payable by an Indemnifying Party hereunder shall be paid in cash, by wire transfer of immediately available funds within ten (10) days after the expiration of the period in which the Indemnified Party may contest the claim for indemnification.  Any Indemnified Amount (or portion thereof) owed by an Indemnifying Party hereunder with respect to any Indemnity Claim may be set-off by the Indemnified Party (at the sole option of the Indemnified Party) against any amounts owed by the Indemnified Party to the Indemnifying Party under this Agreement.  The balance of any Indemnified Amount not timely paid in accordance with this Section 11.5 shall bear interest at a rate per annum equal to the prime rate as published in the Wall Street Journal plus two percent (2%) from the last date upon which such amount could have been timely paid hereunder.

11.5.2. Other than with respect to Purchase-Price Limited Losses, any indemnification to which Purchaser is entitled under this Agreement as a result of any Indemnity Claim must be satisfied by Purchaser’s recouping all of such Indemnified Amount from the Escrowed Funds in accordance with the terms of the Escrow Agreement.

11.5.3. The Escrow Amount shall be held by the Escrow Agent in accordance with the Escrow Agreement for a period of fifteen (15) months after the Closing Date; provided that as of the date (the “Partial Escrow Release Date”) that is seven (7) months after the Closing Date the Escrow Amount shall be reduced to fifty percent (50%), plus the value of any then submitted and unresolved indemnification claims (the “Retained Escrow Amount”), and any funds then held in escrow in excess of the Retained Escrow Amount shall be disbursed to Seller on the Partial Escrow Release Date.

11.6. Limitations on Indemnification.

11.6.1. Other than any breach of or inaccuracy in any Fundamental Representation, indemnification for which shall be as provided below, no Indemnifying Party shall be required to indemnify an Indemnified Party hereunder for any Losses pursuant to Section 11.2.1 or 11.3.1, as applicable (such Losses pursuant to Section 11.2.1 or 11.3.1, as applicable, being collectively referred to herein as “General Representation and Warranty Losses”) except to the extent that the aggregate amount of such General Representation and Warranty Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article 11 exceeds Forty Thousand Dollars ($40,000), in which event the Indemnifying Party shall be required to pay or be liable for all such General Representation and Warranty Losses from the first dollar.  Except as otherwise provided herein, all Losses (including, but not limited to, any Losses related to or arising directly or indirectly out of any breach of or any inaccuracy in any Fundamental Representation) other than General Representation and Warranty Losses (all such Losses being collectively referred to herein as “Purchase-Price Limited-Losses”) shall be indemnified in their entirety from first dollar by the Indemnifying Parties and shall not be subject to the limitations set forth in this Section 11.6.

11.6.2. The aggregate amount payable by all Indemnifying Parties in respect of General Representation and Warranty Losses shall not exceed an amount equal to One Million Sixty-Two Thousand Five Hundred Dollars ($1,062,500) (the “General Representation and Warranty Cap”).

11.6.3. Any indemnification payment made pursuant to Article 11 of this Agreement shall be treated as an adjustment to the Purchase Price for tax purposes.

11.6.4. The aggregate amount payable by all Indemnifying Parties in respect of any Purchase-Price Limited-Loss shall not exceed an amount equal to the Purchase Price, less amounts previously paid or to be paid by such Indemnifying Party pursuant to this Article 11.

11.6.5. No Indemnifying Party shall be liable for any General Representation and Warranty Losses pursuant to this pursuant to Section 11.2.1 or 11.3.1 unless a written claim for indemnification in accordance with this Article 11 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or prior to the date that is fifteen (15) months following the Closing Date; except that this time limitation shall not apply to any Losses related to or arising directly or indirectly out of any Purchase-Price Limited-Losses, as to which in each case the applicable statute of limitations plus sixty (60) days shall apply.

11.7. Exclusive Remedy. Except for claims arising under Article 13, Section 4.3, or Section 14.4, or claims based on fraud or intentional misrepresentation, the sole recourse and remedy for any and all monetary claims which are or could be the subject of indemnification under this Article 11 shall be indemnification pursuant to this Article 11.  Purchaser is not entitled to indemnification for a Loss pursuant to Article 11 to the extent that Purchaser has been compensated for such Loss pursuant to Section 4.3.

ARTICLE 12

TERMINATION

12.1. Termination of Agreement. This Agreement may be terminated under any of the following circumstances by notice given on or before the Closing Date:

12.1.1. By mutual consent of Seller and Purchaser;

12.1.2. By Purchaser based on the failure of any of the conditions set forth in Article 9 hereof on or before December 1, 2015 (the “Drop Dead Date”) other than as a result of a breach by Purchaser of this Agreement;

12.1.3. By Seller based on the failure of any of the conditions set forth in Article 10 hereof on or before the Drop Dead Date other than as a result of a breach by Seller of this Agreement;

12.1.4. Purchaser shall have the right to terminate if, during the period from the date hereof to the Closing Date, Purchaser shall learn of any fact or condition which is materially at variance with one or more of the warranties or representations of Seller or Owners set forth in this Agreement, or Seller or Owners shall fail in any material respect to perform the covenants of Seller set forth in Article 8 of this Agreement which by their nature are pre-Closing obligations;

12.1.5. Seller shall have the right to terminate if, during the period from the date hereof to the Closing Date, Seller shall learn of any fact or condition which is materially at variance with one or more of the warranties or representations of Purchaser set forth in this Agreement;

12.1.6. Purchaser and Seller shall each have the right to terminate if a proceeding or formal investigation shall have been commenced by any Governmental Authority or by any other person or entity with respect to any of the transactions contemplated in this Agreement;

12.1.7. Purchaser shall have the right to terminate if a Material Adverse Change has occurred, or Seller shall have suffered a material loss or damage to any of the assets to be purchased pursuant to this Agreement, which change, loss or damage would materially impair the ability of Purchaser to conduct the Business upon consummation of this Agreement; and

12.1.8. Either Purchaser or Seller may, at its or their election, waive any of its or their rights to terminate this Agreement under the provisions of this Article 12, and shall be deemed to have waived such rights upon completion of the Closing under this Agreement.

12.2. Rights upon Termination.

12.2.1. In the event of a termination of this Agreement pursuant to Section 12.1.1 hereof, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its members, managers, stockholders, directors, employees, agents, or representatives) shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder.

12.2.2. In the event either party shall be in breach of any material provision of this Agreement, in addition to any rights or remedies provided for in this Agreement the non-breaching party shall have the rights and remedies available at law or equity.

ARTICLE 13

CONFIDENTIALITY AND RESTRICTIVE COVENANTS

13.1. Confidential Information. As used herein, “Confidential Information” means any information regarding the Business, including a formula, pattern, compilation, list, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  The types and categories of information which Purchaser considers to be, and Seller and Owners acknowledge as, Confidential Information include, but are not limited to, the following (including, without limitation, any of the following types of information acquired by Purchaser under this Agreement or otherwise included in the Purchased Assets): the names, addresses, requirements, buying habits and other proprietary information regarding past, present and potential customers, employees and suppliers of Purchaser; customer and supplier contracts and transactions or price lists of Purchaser; products, services, programs and processes sold, licensed or developed by Purchaser; past, present and/or future development projects and ideas, strategic plans and forecasts of Purchaser; financial reports and information and/or marketing data respecting the conduct of the past, present or future phases of Business of Purchaser; sales forecasts; experimental and research work; methods of business operations, Technology and trade secrets of Purchaser; and other information that is proprietary and confidential to Purchaser.

13.2. Agreement Not To Disclose Confidential Information. Beginning on the Closing Date, each of Seller and Owners agrees to retain the Confidential Information it is or becomes aware of in absolute confidence; not to use or exploit the Confidential Information in any way; and not to disclose the Confidential Information directly or indirectly to any person or organization at any time unless Purchaser gives its express written consent to disclosure; provided, however, that Seller and Owners shall be under no such obligation as to information which (a) at the time of disclosure by Seller or Owners is already properly within the public domain, (b) is independently made available to Seller or Owners in good faith by a third party who is not bound by a confidentiality agreement with Purchaser and/or any Affiliate of Purchaser, or (c) is required to be disclosed by legal process or proceeding or in connection with completion of financial statements and filing of tax returns by Seller or Owners.

13.3. Agreement Not To Interfere With Relationships. Each of Seller and Owners agrees, for a period of three (3) years following the Closing Date (or if this period is unenforceable, then for the maximum period as shall be enforceable), not to interfere with or adversely affect Purchaser’s relationships in respect of the Business, or such relationships of any Affiliate of Purchaser, with any person, firm, association, corporation or other entity with whom Seller actually did business or had a personal contact prior to the Closing Date.  Seller and Owners will not divert or change, or attempt to divert or change, any such relationship to the detriment of Purchaser and/or any Affiliate of Purchaser or to the benefit of any other person, firm, association, corporation or other entity.

13.4. Non-Competition. For a period of three (3) years following on the Closing Date (or if this period is unenforceable, for the maximum period as shall be enforceable), neither Seller nor Owners shall (and neither Seller nor Owners shall permit any of its respective Affiliates), directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have a beneficial ownership interest in any entity of business that engages directly or indirectly in the Restricted Business in the Territory (including, without limitation, as a partner, shareholder, member, employee, principal, agent, trustee or consultant); or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of Seller (including, without limitation, any existing or former client or customer of Seller and any Person that becomes a client or customer of Seller after the Closing), or any other Person who has a material business relationship with Seller, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, (x) it is agreed, for avoidance of doubt, that based on the ownership structure of Advent, Inc. and Advent Intermodal, Inc. as of the Closing Date and no material changes therein after the Closing Date, that Advent, Inc. and Advent Intermodal, Inc. are not considered to be Affiliates of Seller or Owners, and (y) Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

13.5. Agreement Not To Solicit Employees. Neither Seller nor Owners shall, for a period of two (2) years following the Closing Date (or if this period is unenforceable, for the maximum period as shall be enforceable), directly or indirectly, hire or solicit any person who was employed by Seller within the twelve month period immediately prior to Closing, or encourage or induce any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employee(s); provided, that nothing in this Section 13.5 shall prevent Seller or Owners from hiring any employee of Seller whose employment has been terminated by Purchaser after Closing.

13.6. Enforceability.

(a) Each of the Seller and Owners acknowledges and agrees that the restrictions contained in this Article 13 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Article

13 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Article 13 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other

(b) The provisions of this Article 13 shall survive the Closing of the transactions contemplated in this Agreement.  Seller and Owners each agrees that because Confidential Information possessed or obtained by them is proprietary and confidential to the Business and the goodwill thereof acquired by Purchaser, Purchaser will suffer irreparable injury for which there is no adequate remedy at law if Seller or Owners violates in any manner any covenant provided in this Article 13.  Therefore, Purchaser shall be entitled to obtain a temporary restraining order without prior notice, an injunction and/or other equitable relief without having to post any bond or other security, in addition to all other remedies available to it to prevent a breach or threatened breach of the provisions of this Article 13, or any part of it, and to secure the enforcement of such provisions.

ARTICLE 14

MISCELLANEOUS

14.1. Benefit and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their legal representatives, successors, and assignees.  This Agreement may not be assigned by either party, except that Purchaser shall have the right to assign this Agreement to any Affiliate of Purchaser; provided that Purchaser may assign this Agreement and all of their rights under this Agreement or any related documents, without the prior written consent of the Seller or Owners to any Financing Source or other lenders or investors participating in the Financing as collateral security pursuant to the terms thereof.  No such assignment by Purchaser shall relieve Purchaser of its obligations hereunder. The parties hereto acknowledge that the proviso in the second sentence of this Section 14.1, the last sentence of Section 14.7, and the provisions of Section 14.12 shall be for the benefit of the Financing Sources.

14.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without application of conflicts of laws principles.

14.3. Waiver of Jury Trial. To the extent permitted by applicable law, each party acknowledges and agrees that any controversy which may arise under this Agreement or the other transaction documents is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the other transaction documents or the transactions contemplated hereby or thereby, each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14.3.

14.4. Expenses and Taxes. Except as otherwise provided herein, all expenses incurred in connection with this Agreement, or the transactions herein provided for, shall be paid by either Purchaser or Seller or Owners, whichever incurs such expenses.  Seller shall pay all taxes imposed on Seller under the laws applicable to the transfer of the Purchased Assets.

14.5. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document.  The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.  Any party executing this Agreement by facsimile or electronic transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

14.6. Headings. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement.

14.7. Amendment, Modification and Waiver. This Agreement may not be modified, amended or supplemented except by the written agreement of Purchaser, Seller, and Owners.  Any party hereto may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided, however, that no waiver by any party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.  Each amendment, modification, supplement or waiver shall be in writing and signed by the party or parties to be charged. To the extent any amendment, modification or supplement to this Agreement is sought which is adverse to the rights of the Financing Sources, the prior written consent of the Financing Sources shall be required before such amendment, modification or supplement is rendered effective.

14.8. Entire Agreement. This Agreement and its exhibits, schedules and other documents expressly required to be delivered at Closing hereunder or delivered herewith represent the entire understanding of the parties as to the subject matter hereof and no provision or document of any kind shall be included in or form a part of this Agreement unless hereafter signed and delivered to the other party or parties by the party to be charged.  The Confidentiality Agreement shall bind the parties solely to the limited extent expressly set forth in this Agreement.

14.9. Seller’s, Owners’ and Purchaser’s Acknowledgment. Each of Seller, Owners and Purchaser expressly agree and acknowledge that they have had sufficient time and opportunity to consider the terms of this Agreement and to consult an attorney of their choice and execute it with full knowledge and understanding of its contents and without having relied on any statement or representation by Purchaser or Seller or Owners, their representatives or anyone retained by them, except as expressly stated herein.

14.10. Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier as follows:

If to Seller:	WAM Technologies, LLC
23 Orchard Road,
Skillman, NJ 08558, USA
Attention: Douglas Meldrum

If to Owners:	Parvez Mansuri and Mark Heck
c/o Mark-It Services
668 Rt. 70 West
Lakehurst, NJ 08733

If to Purchaser:	Ridgeley Holdings, LLC
395 West Passaic Street Suite 325
Rochelle Park, NJ 07662
Attention: General Counsel

with a copy to:	Smith, Gambrell & Russell, LLP
1230 Peachtree Street NE, Suite 3100
Atlanta, Georgia 30309
Attention: Brett Lockwood

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, or (c) if mailed, five (5) days after being mailed as described above.

14.11. Disclaimer of Warranties. It is the explicit intent of each party hereto that the Parties are not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Purchased Assets.

14.12. Financing Sources.  Neither the Seller, Owners or any of their respective Affiliates, officers, directors, employees, representatives, agents, successors, and assigns nor any other person shall be entitled to assert, bring or maintain, and the Seller and Owners waive any right to assert, bring or maintain, any claim, suit, action or proceeding against any Financing Source and each of their respective representatives arising out of or in connection with this Agreement, the transactions contemplated hereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, whether by or through (A) attempted piercing of the corporate veil, (B) a claim by or on behalf of the Seller, Owners or any of their respective Affiliates, officers, directors, employees, representatives, agents, successors, and assigns against any Financing Source or any of their respective representatives, or (C) any legal or equitable proceeding whether at law, in equity, in contract, in tort or otherwise.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first above written.

Ridgeley Holdings, LLC
By: ORBCOMM INC.

By:	/s/ Marc Eisenberg
Name:	Marc Eisenberg
Title:	Chief Executive Officer

WAM Technologies, LLC

By:	/s/ Mark Heck
Name:	Mark Heck
Title:	Manager, WAM Technologies, LLC

/s/ Parvez Mansuri
Parvez Mansuri

/s/ Mark Heck
Mark Heck